EXHIBIT 10.16

LEASE

This Lease (this “Lease”) is made and entered into as of January 21st, 2022, by and between BREIT INDUSTRIAL CANYON NJ1W05 LLC, a Delaware limited liability company (“Landlord”), and REPRO MED SYSTEMS, INC., a New York corporation dba Koru Medical Systems (“Tenant”).

1.          BASIC TERMS AND DEFINITIONS.

(a)	Definitions: The capitalized terms below have the corresponding definitions. In addition, other capitalized terms used in this Lease have the meanings set forth in Exhibit A.

(b)	“Premises”: the approximately 43,975 rentable square feet leased to Tenant under this Lease, as shown and described in Exhibit B.

(c)	“Building”: the building where the Premises are located consisting of approximately 102,269 rentable square feet, with an address of: 100 Corporate Drive, Mahwah, New Jersey 07430.

(d)	“Project”: Consisting of the Premises, the Land, the Common Areas, the Building and any other improvements on or appurtenances to the Land.

(e)	“Lease Commencement Date”: March 1, 2022

(f)	“Lease Expiration Date”: August 31, 2032 or such earlier date as this Lease terminates in accordance with its terms.

(g)	“Estimated Expenses”: initially $11,799.96 per month for the first complete month, as further described in this Lease.

(h)	“Tenant’s Share”: 43.21% of the Building, based on the rentable square feet of the Premises relative to the rentable square feet of the Building, as further described in this Lease.

(i)	“Permitted Use”: For warehouse and distribution of medical devices with ancillary office uses.

(j)	“Security Deposit”: $62,280.14.

(k)	“Notice Addresses”:

Landlord BREIT Industrial Canyon NJ1W05, LLC c/o Link Logistics Real Estate Management LLC 90 Park Avenue 32nd Floor New York, New York 10016 Attention: General Counsel and	Tenant: Prior to the Lease Commencement Date: Koru Medical Systems 24 Carpenter Road Chester, NY 10918 Attn: Karen Fisher From and after the Lease Commencement Date:

BREIT Industrial Canyon NJ1W05, LLC

c/o Link Logistics Real Estate

Management LLC

602 West Office Center Drive, Suite 200

Fort Washington, Pennsylvania 19034

Attention: Lease Administration

Email: leaseadministration@linklogistics.com

With a copy, with respect to certificates of insurance, to TenantCOI@linklogistics.com

Koru Medical Systems 100 Corporate Drive Mahwah, New Jersey Attn: Karen Fisher

2.          LEASED PREMISES. Landlord, in consideration of the payment of Rent and the performance by Tenant of all other terms, covenants and conditions of this Lease (subject to notice and cure provisions set forth herein, if applicable), leases to Tenant, together with the right in common with others to the Common Areas as described in Exhibit B, the Premises located in the Building. Tenant accepts the Premises, the Building and the Common Areas “AS-IS”, without any representation or warranty of any kind, express or implied, by Landlord, other than as expressly set forth in this Lease. Landlord has exclusive control of all Common Areas, subject to Tenant’s use and access rights, if any, described in Exhibit B. Landlord and Tenant stipulate and agree to the rentable square footages set forth in the “Basic Terms and Definitions” Section, without regard to actual measurements. Notwithstanding the foregoing, in the case of a change to the Project, Landlord may in its sole discretion measure the rentable square footages of the Building or the Project (based on the appropriate BOMA standard) and update Tenant’s Share by delivery of written notice to Tenant and documentation evidencing the calculation of such changes.

3.          USE. Tenant agrees to use the Premises for the Permitted Use, and for no other use or purpose. Tenant must comply with the Rules and Regulations, a copy of which is attached as Exhibit C. Tenant will, at its sole cost, comply with, and cause Tenant’s Parties to comply with, all Applicable Laws pertaining to the Premises or Tenant’s use or occupancy of the Premises, and obtain any permits, approvals, or licenses required for such use and occupancy (other than those Landlord has expressly agreed to obtain as part of Landlord Work, if applicable). Tenant shall not use the Premises in any manner that would cause the Premises or the Project to be considered a “place of public accommodation” under the ADA. If an Alteration to the Premises or the Project becomes required under any Applicable Law, or requested in a citation issued by a governmental authority, as a result of (i) Tenant’s particular use of the Premises (as opposed to warehouse and distribution with ancillary office uses in general), or (ii) any Alterations performed by or at the request of Tenant, then Tenant shall upon Landlord’s demand, at Tenant’s election make such required Alteration at Tenant’s sole cost or pay Landlord the documented third party costs reasonably incurred by Landlord for the Alteration.

Tenant acknowledges that the Premises is not currently separately demised from the remaining 11,834 square feet of office space on the first floor of the Building (such vacant space, the “Vacant Area”). Tenant shall not use or occupy any portion of the Vacant Area, except for gaining access to the elevator and stairwell as necessary to access the Premises. Tenant acknowledges that the utilities for the Premises and the Vacant Area are not separately metered between the Premises and the Vacant Area, and Tenant shall be responsible for payment of the actual costs of all utilities to the Vacant Area, in accordance with the terms of paragraph 8 below, so long as the Vacant Area is not separately metered or used or occupied by a third party tenant. During the Term, so long as the Vacant Area is not demised from the Premises, or used or occupied by a third party tenant, for purposes of determining Landlord’s and Tenant’s respective liabilities for acts or omissions occurring within the Vacant Area, the Vacant Area shall be considered a part of the Premises. Tenant agrees that Landlord may, at any time during the Term, demise the Vacant Area from the Premises, and Tenant agrees that Landlord may have access to the Premises as may be reasonably necessary in connection therewith. Landlord shall demise the Vacant

Area from the Premises prior to granting any occupancy rights in the Vacant Area (or any portion thereof) to a third party, provided that Landlord will demise the Vacant Area from the Premises in a manner as to continue to allow Tenant access to the elevator and stairwell as necessary to access the Premises.

4.          LEASE TERM. In the event Landlord is delayed in delivering possession of the Premises due to the holdover of any existing tenant or other circumstances outside of Landlord’s control, then (a) Landlord shall not be liable for any loss or damage to Tenant resulting from any such delay, (b) the Lease Commencement Date for the Premises shall be postponed until the date Landlord delivers possession of such space to Tenant, and (c) the Lease Expiration Date will be extended so that the length of the Term remains unaffected by such delay. Following the full execution and delivery of this Lease, Tenant’s payment of the Security Deposit and prepaid Rent payable upon the execution of this Lease, and Tenant’s compliance with the insurance requirements set forth in Section 11 below, Tenant may enter the Premises prior to the Lease Commencement Date for the purpose of performing any Landlord-approved improvements therein or installing furniture, equipment or other personal property of Tenant, provided such occupancy does not unreasonably interfere with the performance of the Landlord Work. Such early occupancy shall be subject to all the terms and conditions of this Lease as if the Term commenced on the date of first entry, except for any obligation to pay Rent with respect to the period prior to the Lease Commencement Date (other than utilities and the cost of services supplied to the Premises, which Landlord can charge from time of entry).

5.          RENT. During the Term, Tenant must pay Landlord in advance, on the first day of each calendar month, the monthly Base Rent and monthly Estimated Expenses, without notice, demand, abatement, offset or deduction. Base Rent and Estimated Expenses shall be appropriately prorated by Landlord on a per diem basis for any partial month during the Term. Base Rent payable for the period from September 1, 2022, through September 30, 2022, and the first month of Estimated Expenses shall be paid by Tenant on or prior to the Lease Commencement Date. Any other Additional Rent shall be due and payable by Tenant on or before 10 days after billing by Landlord. Attached hereto as Exhibit D are instructions for all payments by Tenant to Landlord, which may be updated from time to time by written notice delivered by Landlord to Tenant. Tenant’s payment obligations under this Lease are absolute and unconditional and independent covenants from Landlord’s covenants under this Lease. If Tenant is delinquent in the payment of any Rent for more than 5 business days, Tenant shall pay to Landlord a late charge equal to 5% of such delinquent sum and, if such delinquency continues for 30 days, interest on the late fee and unpaid Rent from the date such amount was due until paid in full at the Applicable Interest Rate. Said late charge shall be in addition to any other rights and remedies available to Landlord under this Lease, at law, or in equity, and shall not be construed as a penalty. Tenant shall also pay Landlord any cost incurred by Landlord in connection with a check presented by Tenant that is declined due to insufficient funds.

6.          BASE RENT. Base Rent is as follows:

Period	Monthly Base Rent
3/1/22 – 2/28/23	$37,561.98
3/1/23 – 2/29/24	$38,688.84
3/1/24 – 2/28/25	$39,849.51
3/1/25 – 2/28/26	$41,045.00
3/1/26 – 2/28/27	$42,276.35
3/1/27 – 2/29/28	$43,544.64
3/1/28 – 2/28/29	$44,850.98
3/1/29 – 2/28/30	$46,196.51
3/1/30 – 2/28/31	$47,582.41
3/1/31 – 2/29/32	$49,009.88
3/1/32 – 8/31/32	$50,480.18

Notwithstanding the foregoing, Base Rent is abated during the period from March 1, 2022, through August 31, 2022, after which Tenant must pay Base Rent as set forth above. Tenant nonetheless owes Additional Rent during the abatement period, and Landlord can charge its management fee as though Base Rent were not abated. In the case of an Event of Default, Base Rent abated pursuant to this Section shall immediately become due and payable in full.

7.          SECURITY DEPOSIT. Upon the execution of this Lease, Tenant shall deposit with Landlord the Security Deposit, to be held by Landlord as security for the full and faithful performance of each provision of this Lease to be performed by Tenant. The Security Deposit is not an advance rental deposit or a measure of Landlord’s damages in the case of a breach or default by Tenant. If Tenant breaches any monetary provision of this Lease and such breach continues beyond any applicable notice and cure period, or otherwise there is an Event of Default under this Lease, Landlord may, without limiting its remedies and without additional notice to Tenant, apply all or part of the Security Deposit to cure such monetary breach or Event of Default and compensate Landlord for any loss or damage caused by such monetary breach or Event of Default. Tenant shall pay Landlord within 3 business days of demand the amount that will restore the Security Deposit to its original amount. No interest shall accrue on the Security Deposit, and Landlord is not required to keep the Security Deposit separate from Landlord’s own funds. The Security Deposit shall be the property of Landlord but shall be paid to Tenant within a reasonable period of time (not exceeding 30 days) after the Termination Date and the fulfillment of all of Tenant’s obligations under this Lease. Landlord shall be released from any obligation with respect to the Security Deposit upon transfer of this Lease and the Premises to a person or entity assuming Landlord’s obligations under this Section.

8.          UTILITIES. Tenant shall timely pay the cost (including related taxes and charges) of all utility services (including without limitation water, gas, propane, diesel, electricity, sewer, waste, telecommunications and data) used on or provided to the Premises and (so long as the Vacant Area is not separately metered or used or occupied by a third party tenant) the Vacant Area, and Tenant’s Share of the cost of such utility services used on or provided to the Common Areas, which if not charged directly to Tenant or paid by Tenant will be included in Operating Expenses. Tenant shall obtain utility services for the Premises in Tenant’s own name and timely pay for the costs therefor directly to the respective utility provider, except to the extent Landlord elects to obtain any such utility service in Landlord’s own name and charge to Tenant directly with no markup by Landlord. Notwithstanding the foregoing, Tenant may select its own telecommunications or data service and will pay the cost therefor, and Landlord will not be responsible for providing any such service connections to the Building. Landlord can procure utility services for multiple tenants and charge to them without markup by Landlord based on Landlord’s reasonable estimates of usage or square footage leased. Landlord may elect to install one or more sub-meters for one or more premises (which, if installed at the Premises, shall be at Tenant’s expense) in which event Landlord will bill each tenant whose premises is sub-metered according to that tenant’s actual usage. Landlord shall not be responsible or liable for any interruption in utilities or services, or for any injury to property caused thereby, nor shall such interruption affect the continuation or validity of this Lease, constitute an eviction, give rise to an abatement or relieve Tenant from full performance of Tenant’s obligations under this Lease. Notwithstanding the foregoing, in the event that any interruption or discontinuance of utilities which was directly caused by the sole negligence or willful misconduct of Landlord or its employees continues beyond 5 consecutive business days and materially and adversely affects Tenant’s ability to conduct business in the Premises, and on account of such interruption or discontinuance, Tenant ceases doing business in the Premises (or a material portion thereof), Rent shall abate thereafter (as to the Premises or as to such material portion thereof, as the case may be) and for the duration of such interruption or discontinuance. Landlord shall have the exclusive right to select, and to change, the companies providing such utilities or services to the Project, Building or the Premises. Upon written request no more often than once a quarter, Tenant shall provide to Landlord reasonable utility consumption data and other related information (or, at Landlord’s option, execute and deliver to Landlord an instrument enabling Landlord to obtain the same from the applicable provider). Tenant shall cooperate with Landlord to conduct ASHRAE energy audits of the Building and Project.

9.          EXPENSES. On the Lease Commencement Date and the first day of each calendar month thereafter during the Term (including during the period from March 1, 2022, through August 31, 2022), Tenant shall pay to Landlord an amount equal to 1/12 of the annual cost, as reasonably estimated by Landlord, of Tenant’s Share of Taxes and Operating Expenses (“Estimated Expenses”). Estimated Expenses shall be appropriately prorated by Landlord on a per diem basis for any partial month during the Term.

a.          ESTIMATED EXPENSES NOTICE. Landlord can from time to time provide Tenant with written notice (an “Estimated Expenses Notice”) of the monthly Estimated Expenses due and payable by Tenant with respect to the period covered by the notice. (The initial monthly Estimated Expenses is set forth in the “Basic Terms and Definitions” Section above.) The Estimated Expense amounts set forth in an Estimated Expenses Notice shall be based upon Landlord’s estimate of Operating Expenses and Taxes to be incurred with respect to the period covered by the notice. Landlord may invoice Tenant separately from time to time for any extraordinary or unanticipated Estimated Expenses.

b.          EXPENSE RECONCILIATION. Promptly after the end of each calendar year during the Term and the Lease Expiration Date, and at any other time in Landlord’s discretion, Landlord shall make an accounting of actual Taxes and Operating Expenses for the preceding calendar year and provide Tenant with a statement of Tenant’s Share of such Taxes and Operating Expenses (a “Reconciliation Statement”). Within 20 days after delivery of a Reconciliation Statement to Tenant, Tenant shall pay to Landlord the amount by which actual Taxes and Operating Expenses exceeded Estimated Expenses paid during the covered period (and if the actual expenses were less than Estimated Expenses paid, Landlord shall at its option either credit Tenant’s account or reimburse Tenant for any overpayment by Tenant). In the case of any expenses the actual amount of which is not known at time of delivery of a Reconciliation Statement, Landlord may rely on its estimates of such expenses to generate the Reconciliation Statement and perform another accounting once actual amounts are known and deliver an additional Reconciliation Statement. Landlord’s and Tenant’s obligations to pay any overpayment or deficiency due the other pursuant to this Section shall survive the Lease Expiration Date. During the ninety (90) day period following the delivery of a Reconciliation Statement, Tenant shall have the right to inspect, at reasonable times, in a reasonable manner and with at least ten (10) days prior written notice to Landlord, such of Landlord’s books of account and records as pertain to and contain information concerning such costs and expenses in order to verify the amounts thereof. Tenant agrees that any information obtained during an inspection by Tenant of Landlord’s books of account and records shall be kept in confidence by Tenant and its agents and employees and shall not be disclosed to any other parties, except to Tenant’s attorneys, accountants and other consultants. Any parties retained by Tenant to inspect Landlord’s books of account and records shall not be compensated on a contingency fee basis. If Landlord and Tenant determine that Operating Expenses for the year in question are less than reported, Landlord shall refund such excess to Tenant within thirty (30) days after such determination, after first deducting any amounts then due and payable by Tenant hereunder. Likewise, if Landlord and Tenant determine that Operating Expenses for the year in question are greater than reported, Tenant shall pay Landlord the amount of any underpayment within thirty (30) days. If Tenant fails to dispute any item or items included in the determination of Operating Expenses for a particular calendar year by delivering a written notice to Landlord generally describing in reasonable detail the basis of such dispute within ninety (90) days after delivery of a Reconciliation Statement for such year, Tenant shall be deemed to have approved such statement. During the pendency of any dispute over Operating Expenses, Tenant shall pay, under protest and without prejudice, Tenant’s Share of Operating Expenses as calculated by Landlord.

c.          TENANT’S EXPENSES. Prior to delinquency, Tenant shall pay (and, upon request, provide Landlord with evidence of payment of) all taxes and assessments, together with any interest, charges, fees and penalties in connection therewith, levied upon or arising from (a) Tenant’s Property, (b) the conduct of Tenant’s business, or (c) Tenant’s leasehold estate.

10.        INDEMNITY AND WAIVER OF CLAIMS.

a.          INDEMNITY. Tenant shall indemnify, protect, defend (by counsel reasonably acceptable to Landlord) and hold harmless Landlord and the Indemnitees from and against Losses, which may be imposed upon, incurred or suffered by or asserted against Landlord or any of the Indemnitees at any time prior to, during or after the Term arising out of or in connection with Tenant’s occupancy or use of the Premises, any negligent acts or omissions of Tenant or any Tenant Party, or the conduct of Tenant’s business, or otherwise in, upon or about the Premises, except to the extent caused by Landlord’s gross negligence or willful misconduct. Landlord shall indemnify, protect, defend (by counsel reasonably acceptable to Tenant) and hold harmless Tenant and any Tenant Party from and against Losses, which may be imposed upon, incurred or suffered by or asserted against Tenant or any Tenant Party at any time prior to, during or after the Term arising out of or in connection with Tenant’s occupancy or use of the Premises to the extent caused by negligence of Landlord or any Landlord Indemnitees. The obligations of Tenant and Landlord under this Section shall survive the Lease Expiration Date.

b.          WAIVER OF CLAIMS. Tenant, as a material part of the consideration to Landlord, hereby assumes all loss due to business interruption and all risk of illness or injury to persons in, upon or about the Premises and/or the Project arising from any cause other than the gross negligence or willful misconduct of Landlord and all risk of damage to property including, but not limited to, Tenant’s Property and all Tenant’s Parties and all Alterations, and Tenant hereby expressly releases Landlord and the Indemnities and waives all claims in respect thereof against Landlord and the Indemnitees.

11.        INSURANCE.

a.          LANDLORD. Landlord shall maintain insurance policies insuring the Project against fire and extended coverage (including “special cause of loss form” coverage, and if Landlord elects, earthquake/volcanic action, flood and/or surface water insurance) for the full replacement cost of the Building (including coverage of any Alteration made by Landlord, but excluding coverage of Tenant’s Property and any Alterations made by Tenant or a Tenant Party), with deductibles in the form and endorsements of such coverage as selected by Landlord. Landlord can obtain its insurance through a blanket policy or captive insurance program. Landlord may also in its discretion obtain other coverage for the Project.

b.          TENANT. Tenant shall, at Tenant’s sole expense, obtain and keep in force at all times the following insurance in the following coverage amounts, which coverage amounts Landlord may reasonably increase from time to time upon reasonable advance written notice to Tenant in the event Tenant’s operations change or Landlord otherwise reasonably determines that such coverage amounts are inadequate under the circumstances:

i.           Commercial General Liability Insurance (Occurrence Form). Commercial General Liability Insurance (“CGL Policy”) covering claims of bodily injury, personal injury and property damage arising out of Tenant’s operations and contractual liability as required in written contract, on an occurrence basis, with limits of $1,000,000 each occurrence and $2,000,000.00 annual aggregate;

ii.          Automobile Liability Insurance. Business automobile liability insurance having a combined single limit of $1,000,000.00 per occurrence and including owned, hired or non-owned automobiles;

iii.         Workers’ Compensation and Employer’s Liability Insurance. Workers’ compensation insurance having limits not less than those required by applicable state and federal statute, and covering all persons employed by Tenant, including volunteers, in the conduct of its operations on the Premises, together with employer’s liability insurance coverage in the amount of at least $500,000.00;

iv.         Property Insurance. “Special cause of loss form” property insurance including coverage for vandalism, malicious mischief, sprinkler leakage and, if applicable, boiler and machinery comprehensive form, on a replacement cost basis, insuring (a) all Tenant’s Property, and (b) all Alterations made by Tenant or a Tenant Party, in each case, in an amount equal to the then applicable full replacement cost thereof. In the event property of Tenant’s invitees or customers are kept in the Premises or Project, Tenant shall maintain insurance for the full value of the property of such invitees or customers as determined by the contract between Tenant and its customer;

v.          Intentionally omitted; and

vi.         Umbrella/Excess Insurance. An umbrella liability policy or excess liability policy having a limit of $5,000,000.00, which policy shall be in “following form” and shall provide that if the underlying aggregate is exhausted, the excess coverage will drop down as primary insurance. Such umbrella liability policy or excess liability policy shall include coverage for additional insureds as required by written contract.

vii.        General. Tenant’s insurance company shall be authorized to do business in the state in which the Premises is located and be rated at least “A VIII” as determined by A.M. Best Company. Tenant shall deliver to Landlord certificates of insurance for all insurance required to be maintained by Tenant in the form of ACORD 28 and ACORD 25, on or before the Lease Commencement Date or any earlier date on which Tenant or any Tenant Party accesses the Premises and, at least 10 days after the expiration of any required coverage. Landlord, Landlord’s Mortgagee, if any, and any other party designated by Landlord, as their interests may appear, shall be included as additional insureds (“Additional Insureds”) under all of the policies required in this “Insurance” Section, except Worker’s Compensation and Employer’s Liability, which policies shall provide for severability of interest and shall be primary as respects the Additional Insureds, and any insurance maintained by the Additional Insureds shall be excess and non-contributing. The limits and types of insurance maintained by Tenant shall not limit Tenant’s liability under this Lease. Tenant shall notify Landlord within 48 hours after the occurrence of any accidents or incidents in the Premises or the Project which could give rise to a claim under any of the insurance policies required under this “Insurance” Section. Tenant shall not be permitted to satisfy any of its insurance obligations set forth in this Lease with deductible amounts, or through any self-insurance or self-insured retention, in excess of $50,000.00, without Landlord’s consent, subject to such additional conditions as Landlord may impose, in Landlord’s sole discretion.

c.          Mutual Waiver of Subrogation. Each party waives, and shall cause its insurance carrier to waive, any right of recovery against the other for any loss of or damage to property which loss or damage is (or, if the insurance required hereunder had been carried, would have been) covered under the terms of any policy of property insurance, to the extent such releases or waivers are permitted under applicable law; provided, however, such waiver by Landlord shall not be effective with respect to Tenant’s liability described in the “Environmental Matters” Section below. The failure of a party to insure its property shall not void this waiver. For purposes of this subsection, (but subject to the terms of the Tenant’s Obligations subsection below), any deductible with respect to a party’s insurance shall be deemed covered by, and recoverable by such party under, valid and collectible policies of insurance.

12.        REPAIRS AND MAINTENANCE.

a.          Tenant Obligations. Except as otherwise expressly provided in the “Landlord Obligations” Section below or otherwise expressly set forth herein, Tenant, at Tenant’s sole cost and expense, shall Maintain the Premises in good, clean and safe condition, including, without limitation, the following: (a) the Systems exclusively serving the Premises (including, without limitation, exterior lighting and supplemental life safety systems relating to Tenant’s use of the Premises, specialty sprinkler systems and fire suppression systems); (b) all fixtures and equipment in the Premises (including, without limitation, the floor/concrete slab, subfloors and floor coverings, all interior and exterior doors and windows, all dock equipment (including dock doors, levelers, bumpers, dock shelters, ramps and dock lights) and all telephone, telecommunications, data and other communication lines and equipment); (c) any fencing exclusively serving the Premises; and (d) the demarcation point or any other point of utility hook up or connection, in each case, relating to utilities used by Tenant. In addition to the foregoing, Tenant, at its sole cost, shall be responsible for the following to the extent located within or exclusively serving the Premises: security; interior pest control; interior window cleaning; janitorial; trash and recyclables collection services (including dumpsters); office/warehouse lighting (including all bulbs and ballasts); and ceiling tiles. Tenant Maintenance work shall be subject to the applicable provisions of the “Alterations; Liens” Section of this Lease below. Unless otherwise directed by Landlord, Tenant, at Tenant’s sole cost, shall enter into a regularly scheduled preventive maintenance/service contract (“Service Contract”) with a maintenance contractor reasonably acceptable to Landlord for servicing (a) HVAC System in compliance with Exhibit E attached hereto, and (b) all dock equipment exclusively serving the Premises. Tenant shall deliver full and complete copies of the Service Contract (and any other service contracts entered into by Tenant) to Landlord at the commencement of each Lease Year and upon demand from Landlord. All Maintenance by Tenant shall utilize materials and equipment that meet or exceed the quality originally used in constructing the Building and Premises. In the event Tenant fails, in the reasonable judgment of Landlord, to Maintain the Premises to Landlord’s reasonable satisfaction, which failure continues at the end of 15 days following delivery of notice by Landlord to Tenant describing such failure, or in the case of an emergency immediately without prior notice, Landlord shall have the right to enter the Premises and perform such Maintenance at Tenant’s sole cost and expense (including a sum for overhead to Landlord equal to 10% of the costs of maintenance, repairs or refurbishing). Tenant shall maintain written records of Maintenance and deliver copies thereof to Landlord upon request. Notwithstanding anything contained in this Lease to the contrary, Tenant shall be solely responsible for all costs and expenses incurred by Landlord for any Alterations, or other Maintenance made necessary because of the acts or omissions of Tenant or any Tenant Party (including, without limitation, Tenant Alterations and/or Tenant Maintenance work, Tenant’s special or particular use of the Premises and Tenant voiding a warranty that would otherwise have covered a cost), in each case, to the extent not covered by applicable insurance proceeds paid to Landlord (Tenant being responsible for Landlord’s commercially reasonable deductible notwithstanding the waiver of claims set forth in the “Mutual Waiver of Subrogation” subsection above).

Provided that Tenant maintains the required Service Contract for the HVAC Systems serving the Premises as required herein, and except for any replacements necessitated by any negligent action or inaction of Tenant or Tenant Party, Landlord and Tenant agree that, following the expiration of the HVAC Warranty Period (as defined in Exhibit H), if a HVAC unit serving the Premises requires replacement during the initial Term, as reasonably determined by Landlord, Landlord shall perform such replacement; provided, however, Tenant shall reimburse Landlord for Tenant’s Portion (as hereinafter defined) of such replacement costs (the “Replacement Cost”). “Tenant’s Portion” shall be calculated by multiplying the Replacement Cost by a fraction, the numerator of which shall be the number of months left in the Term at the time such HVAC unit is replaced, and the denominator of which shall be the number of months constituting the useful life of the new equipment as determined on a commercially reasonable basis (i.e., if Landlord replaces an existing HVAC unit with a unit having a useful life of 120 months, and there are 36 months left in the Term, Tenant shall reimburse Landlord for 30% of the cost of the new unit). Tenant’s Portion of the Replacement Costs shall be paid by Tenant as Additional Rent in equal monthly installments over the remaining Term, commencing on the first day of the calendar month following such replacement, contemporaneously with Tenant’s payment of the monthly installment of Base Rent. If Tenant fails to maintain the required Service Contract in effect at any time during the Term, Landlord’s obligation to pay for any replacement of any HVAC unit shall terminate and be of no force or effect. If the Term is subsequently extended after the initial calculation of Tenant’s Portion, a separate calculation of Tenant’s Portion shall be made with respect to the Replacement Cost payable by Tenant during such extended term.

b.          Landlord Obligations. Landlord shall: (a) at Landlord’s sole expense, without reimbursement from Tenant, (i) Maintain the Building footings, foundations, structural steel columns and girders, and (ii) replace, to the extent necessary and appropriate (as reasonably determined by Landlord), the (1) structural portions of the roof (i.e., joists and decking), and (2) structural portion of exterior walls; and (b) as an Operating Expense, Maintain (i) the non-structural portions of the Building exterior walls (including, without limitation, exterior façade painting and caulk repair) and roof (including, without limitation, insulation, flashings and membrane); (ii) the life safety systems (including, but not limited to, fire sprinkler systems, fire pumps and fire alarm panels and devices); (iii) the main utility lines to the point of connection into the Building (e.g., main electricity and water/sewer service to the Building); (iv) any Systems not exclusively serving the Premises or the leased premises of another tenant; (v) the irrigation systems, storm water facilities and detention ponds; (vi) the Common Areas (including, without limitation, any fencing (other than fencing exclusively serving the Premises), exterior landscaping, asphalt/concrete, sidewalks, parking areas, loading areas and driveways); and (vii) the elevator(s) serving the Premises. In addition to the foregoing, Landlord shall, as an Operating Expense, be responsible for the following: snow and ice removal; exterior pest control; exterior window cleaning; exterior stair systems; and sanitary lift stations. Notwithstanding the foregoing, Landlord shall not be required to make any repairs resulting from fire or other casualty or a Taking, except as provided in “Damage and Destruction” and “Condemnation” Sections below. Landlord may change the shape and size of the Common Areas, including the addition of, elimination of or change to any improvements located in the Common Areas, so long as such change does not materially adversely affect Tenant’s ability to use the Premises for the Permitted Use. Tenant shall promptly notify Landlord in writing if Tenant becomes aware of (a) any areas of water intrusion or mold in or about the Premises, or (b) any condition that is Landlord’s responsibility to Maintain.

13.        ALTERATIONS; LIENS.

a.          Alterations. Tenant, at its sole cost, may install necessary trade fixtures, equipment and furniture in the Premises (it being agreed that such installation shall not be deemed an Alteration), provided that the installation and removal of them will not affect any structural portion of the Project, any System or any other equipment or facilities serving the Project or any occupant. Except for any Alterations or Tenant Maintenance work that, in either instance, (a) does not exceed $10,000.00 in the aggregate, (b) is not visible from the exterior of the Premises, (c) does not affect any System or any structural components of the Project, and (d) does not require penetrations into, or work within, the floor, ceiling or walls, Tenant shall not construct, nor allow to be constructed, any Alterations or Tenant

Maintenance work in the Premises or on the Project without obtaining the prior written consent of Landlord, which consent shall not be unreasonably withheld. With respect to any Alterations or Tenant Maintenance work made by or on behalf of Tenant (whether or not it requires Landlord’s consent): (a) not less than 10 days prior to commencing any Alteration or Tenant Maintenance work, Tenant shall deliver to Landlord the plans, specifications and necessary permits for the Alteration or Tenant Maintenance work, together with certificates evidencing that Tenant’s contractors and subcontractors have insurance coverage to Landlord’s reasonable satisfaction; (b) Tenant shall obtain Landlord’s prior written approval of any contractor or subcontractor, such approval not to be unreasonably withheld, delayed or conditioned; (c) the Alteration or Tenant Maintenance work shall be constructed with new materials, in a good and workmanlike manner, and in compliance with all Applicable Laws and the plans and specifications delivered to and approved by Landlord, such approval not to be unreasonably withheld, delayed or conditioned; (d) the Alteration or Tenant Maintenance work shall be completed promptly after the commencement thereof and performed in accordance with Landlord’s reasonable requirements relating to sustainability and energy efficiency; (e) Tenant shall pay Landlord all reasonable costs and expenses in connection with Landlord’s review of Tenant’s plans and specifications, and of any supervision or inspection of the construction Landlord deems necessary; and (f) upon Landlord’s request Tenant shall, prior to commencing any Alteration or Tenant Maintenance work, provide Landlord reasonable security against liens arising out of such construction. Upon completion, Tenant shall furnish Landlord with (i) “as-built” plans (in CAD format, if reasonably requested by Landlord) for Alterations, completion affidavits and full and final waivers of lien, and (ii) the warranties from Tenant’s contractor(s), which shall be for the benefit of Landlord as well as Tenant. Any Alteration by Tenant shall be the property of Tenant until the Lease Expiration Date; at that time Tenant, at its sole cost, shall remove any Alteration(s) and repair all damage caused by the installation or removal thereof and will restore the Premises or the Project to the condition existing prior to Tenant’s Alteration; provided, however, at the Lease Expiration Date, and at Landlord’s sole option, without payment by Landlord, Landlord may require Tenant to leave any Alteration(s) at the Premises, in which event they shall become the property of Landlord. Notwithstanding the foregoing, Landlord shall not be entitled to require Tenant to remove any Alteration that was approved by Landlord if Landlord notified Tenant in writing at the time of such approval that Landlord would not require the same to be removed upon the expiration or termination of this Lease.

b.          Liens. Tenant, at its sole cost, shall promptly pay and discharge all claims for labor performed, supplies furnished and services rendered at the request of Tenant and shall keep the Premises free of all mechanics’ and materialmen’s liens. Tenant, at its sole cost, shall remove any such lien within 20 days after notice from Landlord. If Tenant fails to do so, an Event of Default by Tenant shall have occurred, and Landlord may bond, insure over or pay the amount necessary to cause such removal, whether or not such lien is valid, and charge the Tenant such amount, together with reasonable attorneys’ fees and expenses, in addition to all other remedies Landlord has under this Lease, at law or in equity.

14.        LANDLORD’S RIGHT OF ENTRY. Landlord reserves the right to enter the Premises upon reasonable notice to Tenant (including by telephone or email) and without notice in case of an emergency, and to undertake the following: (i) to inspect, monitor, investigate, test or Maintain the Premises and/or the Project; (ii) to verify Tenant is complying with its obligations hereunder; (iii) to perform Landlord’s obligations hereunder; (iv) to make permitted, or inspect Tenant’s, Alterations; (v) to install, use, Maintain, alter or relocate any pipes, ducts, conduits, wires, equipment and other facilities in the Common Areas or at the Project; (vi) to install, Maintain and operate conduit cabling within the utility and/or conduit ducts and risers at the Project; or (vii) to show the Premises for the purpose of sale, insurance or financing, and, during the last 12 months of the Term (or following any Event of Default), leasing the Premises to another tenant. If reasonably necessary, Landlord may temporarily close all or a portion of the Premises to perform repairs, alterations and additions. However, except in emergencies, Landlord will not close the Premises if the work can reasonably be completed on weekends and after normal business hours.

Landlord will make commercially reasonable efforts not to inconvenience Tenant in exercising such rights. The entry and authority granted to Landlord under this Section shall not constitute a constructive eviction or entitle Tenant to an abatement or reduction of Rent.

15.        ENVIRONMENTAL MATTERS. Tenant shall not cause nor permit, nor allow any of Tenant’s Parties to cause or permit, any Hazardous Materials to be brought upon, stored, manufactured, generated, blended, handled, recycled, treated, disposed or used on, in, under or about the Premises or the Project, except for routine office and janitorial supplies in usual and customary quantities stored, used and disposed of in accordance with all applicable Environmental Laws. Tenant shall not install, operate or maintain any above or below grade tank, sump, pit, pond, lagoon or other storage or treatment vessel or device at the Project without Landlord’s prior written consent which may be withheld in Landlord’s sole discretion. Tenant shall neither create nor suffer to exist, nor permit any Tenant Party to create or suffer to exist, any environmental lien, security interest or other charge or encumbrance of any kind with respect to the Project, including without limitation, any lien imposed pursuant to Section 107(f) of the Superfund Amendments and Reauthorization Act of 1986 (42 U.S.C. Section 9607(1)) or any similar state statute. As defined in Environmental Laws, Tenant is and shall be deemed to be the “operator” of Tenant’s “facility” and the “owner” of all Hazardous Materials brought on the Premises by Tenant, its agents, employees, contractors or invitees, and the wastes, by-products, or residues generated, resulting, or produced therefrom. Tenant and Tenant’s Parties shall promptly notify Landlord and the respective property manager in writing of the known violation of any Environmental Law or known presence or suspected presence of any Hazardous Materials (other than office and janitorial supplies as permitted above) in, on, under or about the Premises or the improvements or the soil or groundwater thereunder. Landlord shall have the right to enter upon and inspect the Premises and to conduct tests, monitoring and investigations. Within 10 days following receipt by Tenant of a written request therefor from Landlord (which request shall not be made more often than annually), Tenant shall disclose to Landlord in writing the names and amounts of all Hazardous Materials, or any combination thereof, which were stored, generated, used or disposed of on, in, under or about the Premises for the 12-month period prior to and after each such request, or which Tenant intends to store, generate, use or dispose of on, in, under or about the Premises. Similarly, within 10 days of written request from Landlord, Tenant will complete a certification as to its compliance with this Section. Landlord may conduct environmental testing, including “Phase I”, around the Lease Expiration Date and treat as an Operating Expense. Tenant shall indemnify, protect, defend (by counsel acceptable to Landlord) and hold harmless the Indemnitees from and against any and all Losses of or in connection with (a) Tenant and/or any Tenant Party’s breach of this Section, or (b) the presence of Hazardous Materials on, in, under or about the Premises, the Land, the Project or other property as a direct result of Tenant’s and/or any Tenant Party’s activities, or failure to act, in connection with the Premises, the Project or this Lease. This indemnity shall include, without limitation, any Losses arising from or in connection with (i) the effects of any contamination or injury to person, property or the environment created or suffered by Tenant or a Tenant Party, (ii) the cost of any required or necessary repair, cleanup or detoxification, and the preparation and implementation of any closure, monitoring or other required plans, whether such action is required or necessary prior to or following the termination of this Lease, (iii) interest, penalties and damages arising from claims brought by or on behalf of employees of Tenant (with respect to which Tenant waives any right to raise as a defense against Landlord any immunity to which it may be entitled under any industrial or worker’s compensation laws), and (iv) fees, costs or expenses incurred for the services of attorneys, consultants, contractors, experts, laboratories, and all other costs incurred in connection with the investigation, monitoring or remediation of such Hazardous Materials or violation of such Environmental Laws. Landlord shall have the right to direct any and all remediation activities, all of which shall be performed at Tenant’s sole cost. Neither the written consent by Landlord to the presence of Hazardous Materials on, in, under or about the Premises, nor the strict compliance by Tenant with all Environmental Laws, shall excuse Tenant from Tenant’s obligation of indemnification pursuant hereto. Tenant’s obligations pursuant to the foregoing indemnity shall survive the Lease Expiration Date. Notwithstanding anything to the contrary set forth above, Tenant shall have no liability for any Hazardous Materials located on the Project which existed in Project on the date of Tenant’s first entry into the Premises unless the same were introduced by Tenant or a Tenant Party. Landlord shall be responsible for removing, at no cost to Tenant, any Hazardous Materials located on or in the Project in violation of Environmental Law on the date of Tenant’s first entry thereon, unless the same were introduced by Tenant or a Tenant Party.

16.        DAMAGE AND DESTRUCTION. If at any time during the Term all or a portion of the Premises are damaged by a fire or other casualty, then Tenant shall promptly notify Landlord. Within 60 days after Landlord becomes aware of such damage, Landlord shall inform Tenant (the “Repair Estimate”) of the amount of time Landlord reasonably estimates to restore the Premises (including the restoration of any Alteration made by Landlord), except for modifications required by Applicable Laws, and excluding the repair, restoration or replacement of the fixtures, equipment, or Alterations made by Tenant or a Tenant Party. If the restoration time is estimated to exceed 9 months from the date of such damage, then either Tenant or Landlord may elect to terminate this Lease effective as of the date of fire or other casualty by giving notice to the other within 15 days after Landlord’s notice, and Tenant shall promptly remove any salvageable personal property it seeks to retain from the Premises if Landlord deems the Premises safe for entry. In addition, Landlord shall have the right to terminate this Lease, if the loss is not covered by insurance, within 30 days of receiving notice of this fact. If this Lease is not, or cannot be, terminated in accordance with the foregoing, then, subject to receipt of sufficient insurance proceeds and delays due to Force Majeure, Landlord shall commence to restore the Premises (including any Alterations made by Landlord) to substantially the same condition that existed immediately prior to the fire or other casualty, except for modifications required by Applicable Laws, and excluding the repair, restoration or replacement of the fixtures, equipment, or Alterations made by Tenant or a Tenant Party. If neither party elects to terminate this Lease, but Landlord does not substantially complete the required repair and restoration within 60 days after the expiration of the estimated period of time set forth in the Repair Estimate, which period shall be extended to the extent of any Reconstruction Delays (hereinafter defined), then Tenant may terminate this Lease by written notice to Landlord within 10 days after the expiration of such 60 day period, as the same may be extended, but in any event prior to Landlord’s substantial completion of the required repair and restoration. For purposes of this Lease, the term “Reconstruction Delays” shall mean any delays caused by Tenant or events of Force Majeure. Notwithstanding the foregoing, each of Tenant (unless the damage was caused by Tenant’s negligence or intentional act) and Landlord may terminate this Lease if the Premises are damaged by a fire or other casualty during the last year of the Term and Landlord reasonably estimates that it will take more than 3 months to repair such damage. Rent shall be abated from the time of a fire or other casualty until Landlord’s repair and restoration obligations are completed by the percentage equal to the area of the Premises that is untenantable, if any, divided by the total area of the Premises. Such abatement shall be the sole remedy of Tenant, and except as provided in this Section, Tenant waives any right to terminate this Lease by reason of damage or casualty loss. Landlord shall not be liable for any inconvenience to Tenant, or injury to Tenant’s business resulting in any way from a fire or other casualty or the repair thereof. Tenant shall not interfere with or delay, and instead cooperate with Landlord, in Landlord’s completion of Landlord’s repair and restoration obligations. Tenant agrees that the terms of this Section shall govern any damage or destruction and shall accordingly supersede any contrary statute or rule of law.

17.        CONDEMNATION. If all of the Premises is Taken, then this Lease shall terminate. If any part of the Premises is Taken and (i) Landlord determines the Taking would materially interfere with or impair its ownership or operation of the Project, (ii) Landlord determines the portion not Taken is insufficient in Landlord’s discretion for the reasonable operation of Tenant’s business, or (iii) in Landlord’s opinion it would be impractical or the condemnation proceeds insufficient to restore the remainder, then, in each case, upon written notice by Landlord, this Lease shall terminate. In the event this Lease is terminated in accordance with either of the foregoing sentences, then this Lease shall terminate as of the date the condemning authority takes possession and Rent shall be apportioned as of said date. If this Lease is not terminated after a Taking, then, subject to any delays due to Force Majeure, Landlord shall restore the Premises (including any Alterations made by Landlord) to a condition as near as reasonably possible to the condition prior to the Taking (except for modifications required by Applicable Laws, and excluding the repair, restoration or replacement of the fixtures, equipment, or Alterations made by Tenant or a Tenant Party), and the Rent payable hereunder during the unexpired Term shall be reduced to reflect the Taking as reasonably determined by Landlord. In the event of any such Taking, Landlord shall be entitled to receive the entire price or award from any such Taking without any payment to Tenant, and Tenant hereby assigns to Landlord Tenant’s interest, if any, in such award. Tenant shall have the right, to the extent the same shall not diminish Landlord’s award, to make a separate claim against the condemning authority (but not Landlord) for compensation for moving expenses and damage to Tenant’s trade fixtures, if a separate award for such items can be made to Tenant. Tenant agrees that the terms of this Section shall govern any Taking and shall accordingly supersede any contrary statute or rule of law.

18.        DEFAULT.

a.          Event of Default. The occurrence of any of the following events shall, at Landlord’s option, constitute an “Event of Default”:

i.           Tenant fails to pay in full any and all Rent when due and, if written notice to the Tenant of such failure is required under this Lease, the failure continues for a period of 3 business days after written notice to Tenant.

ii.          Tenant or any guarantor of Tenant’s obligations hereunder (a) makes a general assignment for the benefit of creditors, (b) commences any Proceeding for Debt Relief, (c) becomes the subject of any Proceeding for Debt Relief that is not dismissed within 60 days of its filing or entry, or (d) dies or suffers a legal disability (if Tenant or Guarantor is an individual) or is dissolved or fails to maintain its legal existence (if Tenant or Guarantor is a corporation, partnership or other entity).

iii.         Tenant enters into or permits any Transfer in violation of the “Assignment and Subletting” Section below.

iv.         Tenant fails to maintain insurance as required by the “Insurance” Section above.

v.          Tenant fails to observe or comply with any provision of this Lease and, if written notice to the Tenant of such failure is required under this Lease, the failure continues for a period of 30 days after written notice to Tenant (extended to 45 days if the default cannot reasonably be cured within such 30 days, and Tenant has begun to cure the default).

b.          Landlord’s Remedies. Upon any Event of Default, Landlord shall have the right to pursue any of the following remedies, without notice or demand, in addition to any other remedies available to Landlord under this Lease, at law or in equity, all of which shall be cumulative and nonexclusive:

i.           Landlord may terminate this Lease, in which event Tenant shall immediately surrender the Premises to Landlord, and if Tenant fails to do so, Landlord may enter and take possession of the Premises and remove Tenant and any other person occupying the Premises or any part thereof, without being liable for prosecution or any claim of damages therefor; and Landlord may recover from Tenant the following: (a) all accrued and unpaid Rent accrued through the date of termination; (ii) the cost to Landlord, not yet amortized through the date of termination in accordance with generally accepted accounting principles, of the Alterations paid for and installed by Landlord pursuant to this Lease; (iii) the Costs of Reletting; (iv) the positive difference, if any, of the present value of the Rent, less the present value of the then fair market rental value for the Premises, for the remainder of the Term had this Lease not been terminated, such present value computed in each case using a discount rate of 9% per annum; (v) any damages in addition thereto, including reasonable attorneys’ fees, court costs, and collection services, and costs to remove and store Tenant’s Property, which Landlord sustains by reason of the breach of any of the terms, conditions and covenants of this Lease; and (vi) such other amounts in addition to or in lieu of the foregoing as may be permitted from time to time by law.

ii.          Landlord may enter the Premises without terminating this Lease, and in its discretion remove any property from the Premises, and relet the Premises or any part thereof for the account of Tenant, upon such terms as Landlord in Landlord’s sole discretion shall determine. Landlord shall not be required to accept any tenant offered by Tenant or to observe any instructions given by Tenant relative to such reletting. In connection with such reletting, Landlord may make repairs, alterations, and additions to the Premises to the extent deemed reasonably necessary by Landlord, and Tenant shall upon demand pay the cost thereof. Landlord may collect the rents from any such reletting and apply the same first to the payment of the repairs, alterations, additions, expenses of re-entry, attorney’s fees, court costs, collection services, and leasing commissions and second to the payment of Rent to be paid by Tenant, and any excess or residue shall operate only as an offsetting credit against the amount of Rent as the same thereafter becomes due and payable hereunder. No such re-entry or repossession, repairs, alterations and additions or reletting shall be construed as an eviction or ouster of Tenant or as an election by Landlord to terminate this Lease unless written notice thereof is delivered by Landlord to Tenant, nor shall the same operate to release the Tenant in whole or in part from any of the Tenant’s obligations hereunder. Landlord may at any time sue and recover judgment for any damages remaining after the application of proceeds from any such reletting. In the event of reletting without termination of this Lease, Landlord may at any time thereafter elect to terminate this Lease for such previous breach.

iii.         Landlord may, without any obligation to do so, cure the default on behalf of Tenant, in which case Landlord may enter the Premises without being deemed in any manner guilty of trespass, eviction or forcible entry and detainer and without incurring any liability for any damage or interruption of Tenant’s business resulting therefrom. Tenant agrees to pay Landlord an amount equal to 110% of any expenses that Landlord may incur in curing the default, including without limitation, attorney’s fees, together with interest thereon at the Applicable Interest Rate from the date of expenditure.

c.          Notice. Notice periods provided for in this Lease shall run concurrently with any statutory notice periods, and any notice given hereunder may be given simultaneously with or incorporated into a statutory notice. Notwithstanding any provision to the contrary in this Lease, (a) Landlord shall not be required to give Tenant any notice or opportunity to cure any specific monetary or non-monetary default that occurs more than twice in any consecutive 12-month period, and thereafter Landlord may declare an Event of Default without affording Tenant any notice or cure rights provided under this Lease, and (b) Landlord shall not be required to give any notice or cure period as descried in the “Events of Default” subsection above for a breach of the “Memorandum of Lease” subsection or any other covenant by Tenant that has a separate notice and/or cure period (e.g., Tenant’s failure to provide an estoppel on 10 days’ notice as described in the “Estoppel; Financials” subsection below shall be an Event of Default without the requirement to provide additional notice), or in an emergency.

d.          General. Tenant waives, for itself and all those claiming by, through or under Tenant, by order or judgment of any court or any legal process or writ, this Lease and Tenant’s right of occupancy of the Premises after any termination. Exercise by Landlord of any right or remedy shall not be deemed to be an acceptance of surrender of the Premises, a termination of this Lease by Landlord or a release of Tenant from any of its obligations hereunder. No waiver by Landlord of any breach by Tenant shall be a waiver of any subsequent breach, nor shall any forbearance by Landlord to seek a remedy for any breach by Tenant be a waiver by Landlord of any rights or remedies with respect to any breach. Efforts by Landlord to mitigate the damages caused by Tenant’s default shall not constitute a waiver of Landlord’s right to recover damages hereunder. No right or remedy conferred upon Landlord is intended to be exclusive of any other right or remedy provided herein or at law or in equity, and each right or remedy shall be cumulative and nonexclusive and in addition to every other right or remedy given herein or at law or in equity. No payment by Tenant or acceptance by Landlord of a lesser amount than the total amount due Landlord under this Lease shall be deemed to be a waiver of Landlord’s right to recover the balance due, which is expressly reserved, nor shall any endorsement or statement on any check or payment be deemed an accord and satisfaction. Landlord shall not be liable, nor shall Tenant’s obligations hereunder be diminished, because of Landlord’s failure to relet the Premises or collect rent due in respect of such reletting. If either party commences an action against the other party arising out of or in connection with this Lease, then the prevailing party shall be entitled to have and recover from the other party attorneys’ fees, costs of suit, investigation expenses and discovery and other litigation costs, including costs of appeal. LANDLORD AND TENANT WAIVE THE RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING BASED UPON OR RELATED TO THE SUBJECT MATTER OF THIS LEASE.

e.          Mitigation. In the event of a default under this Lease, Landlord and Tenant shall each use commercially reasonable efforts to mitigate any damages resulting from a default of the other party under this Lease.

i.	Landlord’s obligation to mitigate damages after a default by Tenant shall be satisfied in full if Landlord undertakes to lease the Premises to another tenant (a "Substitute Tenant") in accordance with the following criteria:

1.	Landlord shall have no obligation to solicit or entertain negotiations with any other prospective tenant for the Premises until Landlord obtains full and complete possession of the Premises including, without limitation, the final and unappealable legal right to relet the Premises free of any claim of Tenant.

2.	Landlord shall not be obligated to offer the Premises to a Substitute Tenant when other premises in the Building or other buildings owned by Landlord or an affiliate of Landlord suitable for that prospective tenant’s use are (or soon will be) available.

3.	Landlord shall not be obligated to lease the Premises to a Substitute Tenant for a rental less than the current fair market rental then prevailing for similar space, nor shall Landlord be obligated to enter into a new lease under other terms and conditions that are unacceptable to Landlord under Landlord’s then current leasing policies for comparable space.

4.	Landlord shall not be obligated to enter into a lease with any proposed tenant whose use would: (a) disrupt the tenant mix or balance of the Building; (b) violate any restriction, covenant, or requirement contained in the lease of another tenant of the Building; (c) adversely affect the reputation of the Building; or (d) be incompatible with the operation of the Building.

5.	Landlord shall not be obligated to enter into a lease with any proposed Substitute Tenant (a "Substitute Lease") which does not have, in Landlord’s reasonable opinion, sufficient financial resources or operating experience to operate the Premises in a first-class manner.

6.	Landlord shall not be required to expend any amount of money to alter, remodel, or otherwise make the Premises suitable for use by a proposed Substitute Tenant unless: (a) Tenant pays any such sum to Landlord in advance of Landlord’s execution of a Substitute Lease with such Substitute Tenant (which payment shall not be in lieu of any damages or other sums to which Landlord may be entitled as a result of Tenant’s default under this Lease); or (b) Landlord, in Landlord’s sole and absolute discretion, determines that any such expenditure is financially justified in connection with entering into any such Substitute Lease.

ii.	Upon compliance with the above criteria regarding the releasing of the Premises after a default by Tenant, Landlord shall be deemed to have fully satisfied Landlord’s obligation to mitigate damages under this Lease and under any law or judicial ruling in effect on the date of this Lease or at the time of Tenant’s default, and Tenant waives and releases, to the fullest extent legally permissible, any right to assert in any action by Landlord to enforce the terms of this Lease, any defense, counterclaim, or rights of setoff or recoupment respecting the mitigation of damages by Landlord, unless and to the extent Landlord maliciously or in bad faith fails to act in accordance with the requirements of this Section.

iii.	Tenant’s right to seek damages from Landlord as a result of a default by Landlord under this Lease shall be conditioned on Tenant taking all actions reasonably required, under the circumstances, to minimize any loss or damage to Tenant’s property or business, or to any of Tenant’s Parties, or other third parties that may be caused by any such default of Landlord.

19.        ASSIGNMENT AND SUBLETTING.

Except as provided below with respect to Landlord’s recapture rights, Tenant shall not enter into nor permit any Transfer, whether voluntarily or involuntarily or by operation of law, without Landlord’s prior written approval in a consent agreement or other writing, which approval shall not be unreasonably withheld. Without limitation, Tenant agrees that Landlord’s consent shall not be considered unreasonably withheld if (a) the proposed transferee is an existing tenant or affiliate of an existing tenant of Landlord, or Landlord is in discussions with such proposed transferee for space that is available at the Project, (b) the business, business reputation or creditworthiness of the proposed transferee or business use is unacceptable to Landlord in its reasonable discretion, (c) the proposed transferee is any entity or person that would be deemed a “related party tenant” of Landlord or any entity controlling, controlled by, or under common control with, Landlord, or (d) Tenant is in default under this Lease beyond the expiration of any applicable notice and cure period. Notwithstanding the foregoing, Landlord’s consent shall not be required in the event of any Transfer by Tenant to any of its Affiliates, provided the Affiliate has a tangible net worth at least equal to that of Tenant as of the date of this Lease, and Tenant and the transferee otherwise comply with the terms and conditions of this Section. If Tenant desires to undertake a Transfer, then Tenant shall deliver to Landlord (a) written notice at least 15 days prior thereto, which includes current financial statements of the proposed transferee certified by an officer of the transferee, complete copies of the proposed Transfer documents and any other information Landlord reasonably requests, and (b) on or before the effective date of the Transfer, an assumption agreement or sublease, as applicable, reasonably acceptable to Landlord (executed by Tenant and the transferee), together with a certificate of insurance evidencing the transferee’s compliance with the insurance requirements of Tenant hereunder. Whether or not a Transfer is consummated or approval, if required, is granted, Tenant shall pay Landlord (i) an administrative fee in the amount of $2,500.00, and (ii) reasonable attorneys’ and financial consultant’s fees incurred in the review of such proposed Transfer. This Lease may not be assigned by operation of law. A consent to one Transfer shall not be deemed to be a consent to any subsequent Transfer. In no event shall any Transfer relieve Tenant from any obligation under this Lease. Landlord’s acceptance of Rent from any person shall not be deemed to be a waiver by Landlord of any provision of this Lease or to be a consent to any Transfer. Any Transfer not in conformity with this Section shall be void at the option of Landlord. Tenant shall not collaterally assign, mortgage, pledge, hypothecate or otherwise encumber this Lease or any of Tenant’s rights hereunder.

In the event of (a) an assignment of this Lease to a party other than Tenant’s Affiliate, or (b) subletting of all or substantially all the Premises for all or substantially all the remaining Term (excluding unexercised options), Landlord shall have the right to recapture the entire Premises. If Landlord exercises its right to recapture, then this Lease shall automatically be terminated effective on the proposed effective date of the Transfer, although Landlord may require Tenant to execute a reasonable document reflecting such termination. Notwithstanding the foregoing, Tenant shall have the right, exercisable within 10 days after receipt of Landlord’s intent to terminate this Lease pursuant to this paragraph, to withdraw its request for consent to the proposed transfer, in which case Landlord’s notice of termination shall be null and void and this Lease shall continue in full force and effect. If Tenant receives rent or other consideration for any such Transfer in excess of the Rent, or in the case of a sublease of a portion of the Premises, in excess of such Rent that is fairly allocable to such portion, after appropriate adjustments to assure that all other payments required hereunder are appropriately taken into account, then Tenant shall pay Landlord 50% of the amount by which such payment of rent or other consideration exceeds the Rent required hereunder, after Tenant’s recovery of its actual and reasonable attorney’s fees, brokerage commissions and improvement allowances or improvement costs incurred directly in connection with such assignment or subletting, determined on a straight-line basis. Tenant shall continue to be liable as a principal and not as a guarantor or surety to the same extent as though no assignment had been made.

Notwithstanding anything to the contrary contained in this Lease, if either Tenant or any other person having a right to Use the Premises shall enter into any lease, sublease, license, concession or other agreement for Use of all or any portion of the Premises (i) with any entity or person that would be deemed a “related party tenant” of Landlord or any entity controlling, controlled by, or under common control with, Landlord, or (ii) which provides for rental or other payment for such Use based, in whole or in part, on the net income or profits derived by any person that leases, possesses, uses, or occupies all or any portion of the Premises (other than an amount based on a fixed percentage or percentages of receipts or sales), then any such purported lease, sublease, license, concession or other agreement shall be null and void and ineffective as a Transfer of any right or interest in the Use of all or any part of the Premises.

20.        ESTOPPEL, FINANCIALS; SUBORDINATION, ATTORNMENT.

a.          Estoppel; Financials. Tenant shall, within 20 days after delivery of written notice by Landlord from time to time: (a) execute and deliver to Landlord a commercially reasonable estoppel certificate to those parties as are reasonably requested by Landlord (including a Mortgagee or prospective purchaser) (it being agreed that, without limitation, such estoppel certificate may include a certification as to the status of this Lease, the existence of any Events of Default and the amount of Rent that is due and payable); and (b) provide to Landlord, any existing or prospective Mortgagee and/or any prospective purchaser reasonably requested Financials.

b.          Subordination; Attornment. This Lease shall unconditionally be and at all times remain subject and subordinate to any Mortgage now or in the future affecting the Premises, all without the necessity of Tenant executing further instruments to effect such subordination. This clause shall be self-operative, but Tenant shall execute and deliver to Landlord, within 20 days after Landlord’s request, any further instruments confirming the subordination of this Lease and any further instruments of attornment that a Mortgagee may reasonably request, including an SNDA in the form reasonably required by the applicable Mortgagee. Notwithstanding anything to the contrary contained in this Section, the holder of any such Mortgage may at any time subordinate its Mortgage to this Lease, without Tenant’s consent, by notice in writing to Tenant, and thereupon this Lease shall be deemed prior to such Mortgage without regard to their respective dates of execution, delivery or recording and in the event such Mortgagee shall have the same rights with respect to this Lease as though this Lease has been executed prior to the execution, delivery and recording of such Mortgage. No Mortgagee shall: (a) be obligated to cure any default of Landlord; (b) be bound by (i) any payment of Base Rent for more than 1 month in advance, (ii) the obligation for any broker commission(s), or (iii) any amendment or modification of this Lease made without the express written consent of such Mortgagee; and (c) be liable for, nor subject to, (i) any offsets or defenses which Tenant may have by reason of any act or omission of Landlord under this Lease (except to the extent Tenant has provided Mortgagee with written notice of any such offsets or defenses), or (ii) for the return of any sums which Tenant may have paid to Landlord under this Lease as and for security deposits, advance rentals or otherwise, except to the extent that such sums are actually delivered by Landlord to Mortgagee. The provisions of the “Damage and Destruction” and “Condemnation” Sections above notwithstanding, Landlord’s obligation to restore the Premises after a casualty or condemnation shall be subject to the consent and prior rights of any Mortgagee. If any Mortgagee refuses to allow Landlord to restore the Premises for any reason and such Mortgagee’s refusal prevents Landlord from fulfilling its obligations under the “Damage and Destruction” and “Condemnation” Sections above, then Tenant shall have as its sole remedy with respect to such failure by Landlord to fulfill these obligations the right to terminate this Lease. Tenant agrees to give any Mortgagee a written copy of any notice of default served upon the Landlord by Tenant concurrently with delivery to Landlord, provided that, prior to such notice, Tenant has been notified in writing of the address of such Mortgagee.

21.        LIMITATION OF LIABILITY. NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED IN THIS LEASE, THE LIABILITY OF LANDLORD (AND OF ANY SUCCESSOR LANDLORD) SHALL BE LIMITED TO THE INTEREST OF LANDLORD IN THE PROJECT. TENANT SHALL LOOK SOLELY TO LANDLORD’S PREVIOUSLY DEFINED INTEREST IN THE PROJECT AND ANY PROCEEDS THEREOF FOR THE RECOVERY OF ANY JUDGMENT OR AWARD AGAINST LANDLORD OR ANY LANDLORD INDEMNITEES. NEITHER LANDLORD NOR ANY LANDLORD INDEMNITEES SHALL BE PERSONALLY LIABLE FOR ANY JUDGMENT OR DEFICIENCY, AND IN NO EVENT SHALL LANDLORD OR ANY LANDLORD INDEMNITEES OR MORTGAGEES BE LIABLE TO TENANT FOR LOST PROFIT, DAMAGE TO OR LOSS OF BUSINESS OR ANY FORM OF PUNITIVE, SPECIAL, INDIRECT OR CONSEQUENTIAL DAMAGE. LANDLORD SHALL NOT BE LIABLE FOR ANY BREACH UNLESS TENANT PROVIDES NOTICE SPECIFYING THE BREACH AND LANDLORD FAILS TO CURE THE BREACH WITHIN A REASONABLE PERIOD OF TIME AFTER DELIVERY OF THE NOTICE. WHENEVER LANDLORD TRANSFERS ITS INTEREST, LANDLORD SHALL BE AUTOMATICALLY RELEASED FROM FURTHER PERFORMANCE UNDER THIS LEASE FROM AND AFTER THE DATE OF TRANSFER AND THE TRANSFEREE OF LANDLORD’S INTEREST SHALL ASSUME ALL LIABILITIES AND OBLIGATIONS OF LANDLORD HEREUNDER ARISING FROM THE DATE OF SUCH TRANSFER.

22.        RELOCATION. Intentionally omitted.

23.        HOLDING OVER. If Tenant remains in possession of all or any part of the Premises after the Lease Expiration Date, then such holding over shall be a tenancy at sufferance, for the entire Premises, subject to the terms and conditions of this Lease, except that Tenant shall pay monthly installments of Rent (determined on a per month basis without reduction for partial months during the holdover) equal to 150% of the monthly installment of Rent in effect immediately prior to such holding over. This Section shall not be construed as Landlord’s permission for Tenant to holdover. Acceptance of Rent by Landlord following expiration or termination shall not constitute an extension of the Term or prevent Landlord from immediate recovery of possession of the Premises by summary proceedings or otherwise. Notwithstanding any provision in this Lease to the contrary, any holdover by Tenant shall constitute an Event of Default on the part of Tenant under this Lease entitling Landlord to exercise, without obligation to provide Tenant any notice or cure period, all of the remedies available to Landlord in the case of an Event of Default by Tenant. If Tenant remains in possession of all or any part of the Premises after the Lease Expiration Date, then Tenant shall indemnify and hold Landlord harmless from and against all Losses (including, without limitation, consequential damages) resulting from or arising out of Tenant’s failure to surrender the Premises, including, but not limited to, any amounts required to be paid to any tenant or prospective tenant who was to have occupied the Premises after the Lease Expiration Date and any related attorneys’ fees and brokerage commissions.

24.        NOTICES. Unless otherwise specifically set forth in this Lease, all notices shall be in writing and delivered by hand or sent by registered, express, or certified mail, with return receipt requested or with delivery confirmation requested from the U.S. postal service, or sent by overnight or same day courier service to the party’s respective Notice Address(es) set forth above; provided notices sent by Landlord regarding general property operational matters may be sent via e-mail to the e-mail address provided by Tenant to Landlord for such purpose; provided further, notices may be sent by Landlord to Tenant pursuant to the Tenant Portal as described in Exhibit D. In addition, if the Building is closed (whether due to emergency, governmental order or any other reason), then any notice address at the Building shall not be deemed a required notice address during such closure, and, unless Tenant has provided an alternative valid notice address to Landlord for use during such closure, any notices sent during such closure may be sent via e-mail or in any other practical manner reasonably designed to ensure receipt by the intended recipient. Each notice shall be deemed to have been received on the earlier to occur of actual delivery or the date on which delivery is refused, or, if Tenant has vacated the Premises or any other Notice Address of Tenant without providing a new Notice Address, 3 days after notice is deposited in the U.S. mail or with a courier service in the manner described above. Either party may, at any time, change its Notice Address (other than to a post office box address) by giving the other party written notice of the new address.

25.        SURRENDER. On the Lease Expiration Date, Tenant, at its sole cost, shall return possession of the Premises to Landlord in accordance with Tenant’s obligations under this Lease, and otherwise in the condition described on Exhibit F attached hereto, ordinary wear and tear and damage by fire or casualty excepted. Conditions existing as a result of (i) Tenant’s failure to Maintain the Premises or the Project, as required by this Lease, (ii) Tenant’s failure to abide by the terms of this Lease or its default, or (iii) the presence of Hazardous Materials on, in, under or about the Premises, the Project or other property as a result (directly or indirectly) of Tenant’s and/or any Tenant Party’s activities, or failure to act, in connection with the Premises or the Project, shall not be deemed “ordinary wear and tear.” On or before the Lease Expiration Date, Tenant, at its sole cost, shall remove Tenant’s Property from the Project and repair all damage resulting from such removal and restore the Project to good order and condition, subject to the “Alterations; Liens” Section above. If Tenant fails to remove any of Tenant’s Property as required hereunder, then Landlord may deem all or any part of Tenant’s Property to be abandoned and, at Landlord’s option, title to Tenant’s Property shall vest in Landlord, and/or Landlord may at Tenant’s expense remove and/or dispose of any Tenant’s Property in any manner Landlord deems appropriate. If

Tenant does not return possession of the Premises to Landlord in the condition required under this Lease, Tenant shall pay Landlord all resulting damages Landlord may suffer.

26.        STATE LAW. Attached hereto as Exhibit G are modifications to this Lease given the laws of the state where the Premises are located. To the extent of any inconsistency between the terms set forth in Exhibit G and the remainder of this Lease, the terms set forth in Exhibit G govern.

27.        OTHER.

a.	Work. Landlord agrees to perform the “Landlord Work” pursuant to the “Landlord Work Letter” included in Exhibit H. Tenant agrees to perform the “Tenant Work” pursuant to the “Tenant Work Letter” attached hereto as Exhibit I.

b.	Entire Agreement. This Lease sets forth all of the agreements between Landlord and Tenant concerning the Premises; and there are no agreements either oral or written other than as set forth herein. This Lease may be modified only by a written agreement signed by an authorized representative of each of Landlord and Tenant.

c.	Time of Essence. Time is of the essence with respect to Tenant’s obligations and Landlord’s obligations under this Lease; provided that, if any date herein set forth for the performance of any monetary obligations by Landlord or Tenant, or for the delivery of any instrument or notice, should be on a Saturday, Sunday or Legal Holiday, the compliance with such monetary obligations or delivery will be deemed acceptable on the next business day following such Saturday, Sunday or Legal Holiday.

d.	Severability. If any provision of this Lease or the application of any such provision shall be held by a court of competent jurisdiction to be invalid, void or unenforceable to any extent, then the remaining provisions of this Lease and the application thereof shall remain in full force and effect and shall not be affected, impaired or invalidated. This Lease shall be construed as though the covenants herein between Landlord and Tenant are independent and not dependent and Tenant hereby expressly waives the benefit of any statute to the contrary and agrees that if Landlord fails to perform its obligations set forth herein, Tenant shall not be entitled to make any repairs or perform any acts hereunder at Landlord’s expense or to any setoff of the Rent or other amounts owing hereunder against Landlord.

e.	Law. This Lease, and all claims or causes of action (whether in contract, tort or statute) that may be based upon, arise out of or relate to this Lease, or the negotiation, execution or performance of this Lease, shall be governed by, and enforced in accordance with, the internal laws of the state where the Premises are located.

f.	Successors and Assigns. This Lease shall be binding upon and inure to the benefit of the successors and assigns of Landlord and, subject to compliance with the terms of the “Assignment and Subletting” Section above, Tenant.

g.	Memorandum of Lease. Tenant shall not record this Lease, a short form memorandum hereof or any other document against Landlord’s title to the Project and/or Premises.

h.	Agency, Partnership or Joint Venture. Nothing contained herein nor any acts of the parties hereto shall be deemed or construed by the parties hereto, nor by any third party,

as creating the relationship of principal and agent or of partnership or of joint venture by the parties hereto or any other relationship beside landlord and tenant.

i.	Merger. The voluntary or other surrender of this Lease by Tenant or a mutual cancellation thereof or a termination by Landlord shall not work a merger and shall, at the option of Landlord, terminate all or any existing sub-tenancies or may, at the option of Landlord, operate as an assignment to Landlord of any or all of such sub-tenancies.

j.	Headings. Section headings have been inserted solely as a matter of convenience and are not intended to define or limit the scope of any of the provisions contained therein.

k.	Signs. Tenant shall not place any signs at the Project without the prior consent of Landlord, other than signs that are located wholly within the interior of the Premises and not visible from the exterior of the Premises. Tenant shall Maintain all signs installed by Tenant in good condition. Tenant shall remove its signs on or prior to the Lease Expiration Date, shall repair any resulting damage, and shall restore the Project to its condition existing prior to the installation of Tenant’s signs.

l.	Broker. Tenant agrees that it has dealt with no brokers in connection with this Lease, except Cushman & Wakefield (as "Tenant’s Broker") and CBRE, Inc. (as “Landlord’s Broker”). Landlord agrees to pay any commission due by Landlord to the Landlord’s Broker and Tenant’s Broker pursuant to separate agreements. Tenant agrees to indemnify and hold Landlord harmless from any and all claims for commissions or fees in connection with the Premises and this Lease from any other real estate brokers or agents with whom Tenant may have dealt.

m.	Joint and Several. If Tenant consists of more than one person, then the obligation of all such persons shall be joint and several. In such event, requests or demands from any one person or entity comprising Tenant shall be deemed to have been made by all such persons or entities, and notices to any one person or entity shall be deemed to have been given to all persons and entities.

n.	OFAC. Tenant hereby represents, warrants and certifies that: (a) neither it nor its officers, directors, or controlling owners is acting, directly or indirectly, for or on behalf of any person, group, entity, or nation named by any Executive Order, the United States Department of Justice, or the United States Treasury Department as a terrorist, “Specifically Designated National or Blocked Person,” or other banned or blocked person, entity, nation, or transaction pursuant to any law, order, rule or regulation that is enforced or administered by the Office of Foreign Assets Control (“SDN”); (b) neither it nor its officers, directors or controlling owners is engaged in this transaction, directly or indirectly on behalf of, or instigating or facilitating this transaction, directly or indirectly on behalf of, any such person, group, entity, or nation; and (c) neither it nor its officers, directors or controlling owners is in violation of Presidential Executive Order 13224, the USA PATRIOT Act, (Public Law 107-56), the Bank Secrecy Act, the Money Laundering Control Act or any regulations promulgated pursuant thereto. If the foregoing representations are untrue at any time during the Term, then an Event of Default will be deemed to have occurred, without the necessity of notice to Tenant. The provisions of this subsection shall survive the Lease Expiration Date.

o.	Roof Use by Landlord. Landlord reserves the right to use the surface of the roof in any manner which does not materially interfere with Tenant’s use of the Premises including,

but not limited to, installation of telecommunication equipment, solar equipment, fuel cells, battery storage, distributed technologies or any other uses.

p.	Renewable Energy. Tenant agrees to cooperate (at no out-of-pocket cost to Tenant) with Landlord in the event that Landlord desires to provide a source of renewable energy to serve the Premises or the Project, such as solar or wind power. Without limiting the foregoing, Tenant shall, upon request, (i) provide Landlord with its actual and estimated future energy consumption needs, (ii) if the Premises is separately metered, enter into a reasonable power purchase agreement with Landlord or the generator of the renewable energy source, provided that Tenant shall not be obligated to pay more than it pays the utility company, (iii) in connection with any such renewable energy source, enter into a reasonable net meter arrangement with the utility company providing service to the Premises, and (iv) permit Landlord and/or the installation company access to the Premises to permit connection of the renewable energy system and net meter to the electrical facilities serving the Premises. Upon installation of any renewable energy system, Tenant shall be obligated to purchase the energy generated by such system, not to exceed Tenant’s actual energy usage.

q.	Force Majeure. If either party to this Lease is prevented from performing any obligation under this Lease by a Force Majeure, such obligation shall be excused during (and any time period for the performance of such obligation shall be extended by) the period during which the Force Majeure continues; provided, however, that this Section shall not (a) permit Tenant to hold over in the Premises after the Lease Expiration Date, or (b) excuse (or extend any time period for the performance of) (i) any obligation to pay Rent, otherwise remit money or deliver credit enhancement, or (ii) any obligation under the “Indemnity and Waiver of Claims” and “Insurance” Sections.

r.	Counterparts. This Lease may be executed in one or more counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument. The signature of a party transmitted electronically (e.g., e-signature) or by facsimile, email of a pdf copy, DocuSign or other similar technology application shall constitute and have the same force and effect as the original signature of the party. Following execution, a pdf (or similar image file format) of this Lease (whether signed electronically or in ink) shall be deemed the equivalent of the delivery of the original, and any party delivering such a counterpart shall in all events deliver to the other party an original signature promptly upon request.

s.	Unrelated Business Income. If Landlord becomes aware that any part of the payments by Tenant to Landlord under this Lease may be characterized as (i) unrelated business income, or (ii) not “rents from real property,” in each case, under the United States Internal Revenue Code and related regulations, then Tenant shall enter into any amendment proposed by Landlord to change such characterizations, provided the amendment does not require Tenant to make more payments or accept fewer services from Landlord than under this Lease.

t.	Waiver of Redemption of Tenant. Tenant hereby waives, for Tenant and for all those claiming by, under or through Tenant, all rights now or hereafter existing to redeem by order or judgment of any court or by any legal process or writ, Tenant’s right of occupancy of the Premises or Project after any termination of this Lease.

u.	Rights Reserved by Landlord. Landlord excepts and reserves exclusively to itself any and all rights not specifically granted to Tenant under this Lease. Landlord reserves the right to make changes to the Project, Building and Common Areas as Landlord deems appropriate, including, without limitation, the right to grant easements, rights of way, utility raceways and make dedications; to grant lease, license or use rights to third parties; to utilize the foregoing easements or licenses at the Project; to dedicate for public use portions of the Project; to improve the energy efficiency or sustainability of the Building or the Project; and to change the name of the Building or the Project; provided such changes do not materially and adversely affect Tenant’s use of the Premises or materially increase costs payable by Tenant.

v.	Sustainability Contact. Landlord’s sustainability contact for the Project can be reached at sustainability@linklogistics.com.

w.	Exhibits: The following exhibits are incorporated into and made a part of this Lease:

•	Exhibit A (Definitions)
•	Exhibit B (Plan Showing Premises)
•	Exhibit C (Rules and Regulations)
•	Exhibit D (Landlord Payment Instructions; Tenant Portal Instructions)
•	Exhibit E (Minimum Service Contract Requirements)
•	Exhibit F (Move Out Conditions)
•	Exhibit G (State Law Addendum)
•	Exhibit H (Landlord Work)
•	Exhibit I (Tenant Work)
•	Exhibit J (Option to Renew)

[Signature page follows.]

Landlord and Tenant have executed this Lease as of the day and year first above written.

LANDLORD:

BREIT INDUSTRIAL CANYON NJ1W05 LLC,

a Delaware limited liability company

By: /s/ James V. Maneri

Name: James V. Maneri

Title: Authorized Signatory

TENANT:

REPRO MED SYSTEMS, INC.,

a New York corporation

By: /s/ Karen Fisher

Name: Karen Fisher

Title: CFO

EXHIBIT A

DEFINITIONS

The following terms are defined in the body of the Lease:

“Additional Insureds”

“Building”

“CGL Policy”

“Estimated Expenses”

“Estimated Expense Notice”

“Event of Default”

“Landlord”

“Landlord Work”

“Landlord’s Broker”

“Lease”

“Lease Commencement Date”

“Lease Expiration Date”

“Notice Addresses”

“Permitted Use”

“Premises”

“Project”

“Reconciliation Statement”

“Replacement Cost"

“Security Deposit”

“Service Contract”

“SDN”

“Substitute Lease”

“Substitute Tenant”

“Tenant”

“Tenant’s Broker”

“Tenant’s Portion”

“Tenant’s Share”

“Vacant Area”

The following terms have the meanings below:

“ADA” means the Americans with Disabilities Act of 1990, 42 USC 12111 et seq., as the same may be amended from time to time.

“Additional Rent” means all sums other than Base Rent which Tenant is obligated to pay under this Lease, including without limitation Estimated Expenses, Taxes and Operating Expenses.

“Affiliate” means (i) any entity controlling, controlled by, or under common control of, Tenant, (ii) any successor, directly or indirectly, to Tenant by merger, consolidation or reorganization, and (iii) any purchaser of all or substantially all of the assets, directly or indirectly, of Tenant as a going concern.

“Alteration” means any addition, alteration or improvement to the Premises or the Project, including any Tenant Work or Landlord Work, if applicable.

“Applicable Interest Rate” means interest, charged and compounded daily, at the rate of the lesser of (i) 0.0005% per day or (ii) the maximum rate permitted by Applicable Laws.

“Applicable Laws” mean all applicable laws, statutes, codes, ordinances, orders, zoning, rules, regulations, conditions of approval and requirements of all federal, state, county, municipal and governmental authorities and all administrative or judicial orders or decrees and all permits, licenses, approvals and other entitlements issued by governmental entities, and rules of common law, relating to or affecting the Project, the Premises or the Land or the use or operation thereof, whether now existing or hereafter enacted, including, without limitation, the ADA, Environmental Laws and CC&Rs.

“Base Rent” means the amounts set forth in the “Base Rent” Section of this Lease, charged monthly on or before the Lease Commencement Date and thereafter on the first day of each calendar month.

“CC&Rs” means any covenants, conditions and restrictions encumbering the Land and/or the Project or any supplement thereto recorded in any official or public records with respect to the Project or any portion thereof.

“Common Areas” means all areas and facilities at the Project, outside the Premises and premises leased to other tenants, including, if applicable, driveways, sidewalks, parking, loading and landscaped areas.

“Costs of Reletting” means the costs directly and reasonably incurred by Landlord to relet the Premises or a portion thereof, including brokers’ commissions, advertising, and repairs, alterations, improvements and concessions to obtain a new tenant.

“Environmental Laws” means all applicable present and future statutes, regulations, ordinances, rules, codes, judgments, orders or other similar enactments of any governmental authority or agency regulating or relating to health, safety, or environmental conditions on, in, under, or about the Premises or the environment, including without limitation, the following: the federal Comprehensive Environmental Response, Compensation and Liability Act; the federal Resource Conservation and Recovery Act, the federal Clean Air Act; the federal Water Pollution Control Act; and all state and local counterparts thereto, and any regulations or policies promulgated or issued thereunder.

“Financials” means financial information certified by an officer of Tenant as being true and correct, including, but not limited to, (i) credit reports, (ii) tax returns, (iii) current, accurate, audited financial statements for Tenant and Tenant’s business, and (iv) unaudited financial statements (which shall at least include a balance sheet, an income statement and a statement of cash flow) for Tenant and Tenant’s business for each of the 3 years prior to the current financial statement year prepared under generally accepted accounting principles consistently applied.

“Force Majeure” means any strike, act of God, war, terrorist act, shortage of labor or materials, governmental action or orders, civil commotion, epidemic, pandemic, public health emergency or other cause beyond a party’s reasonable control.

“Hazardous Materials” means any substance, material, waste, pollutant, or contaminant listed or defined as hazardous, toxic or dangerous under any Environmental Laws, including asbestos, asbestos containing materials, polychlorinated, per- and polyfluoroalkyl substances, and petroleum, including crude oil or any fraction thereof, natural gas liquids, liquefied natural gas, or synthetic gas usable for fuel (or mixtures of natural gas and such synthetic gas) and explosives, flammables, or radioactive substances of any kind.

“HVAC System” means all heating ventilation, and air conditioning systems and equipment inside or exclusively serving the Premises.

“Indemnitees” means Landlord’s affiliated entities, and each of Landlord’s and Landlord’s affiliated entities’ respective trustees, members, managers, principals, beneficiaries, partners, directors, officers, employees, shareholders, Mortgagees, agents, contractors, representatives, successors and assigns.

“Land” means the parcel(s) of land on which the Building and other adjacent improvements and appurtenances owned by Landlord are located or situated.

“Lease Year” means the period from the Lease Commencement Date through the succeeding 12 full calendar months (provided, however, that, if the Lease Commencement Date does not occur on the first day of a calendar month, then the first Lease Year shall include the partial calendar month in which the Lease Commencement Date occurs and the succeeding 12 full calendar months) and each successive 12-month period thereafter during the Term.

“Legal Holiday” means any federal holiday or holiday recognized by the state in which the Premises are located.

“Losses” means any and all claims, judgments, causes of action, damages, obligations, penalties, fines, taxes, costs, liens, liabilities, losses, charges and expenses, including without limitation all attorneys’ fees and other professional fees.

“Maintain” or “Maintenance” means to provide such maintenance, repair and, to the extent necessary and appropriate, replacement, as may be needed to keep the subject property in good condition and repair.

“Mortgage” means all ground leases, master leases and all mortgages and deeds of trust or other lien or encumbrance which now or hereafter affect the Premises, the Building or the Project or Landlord’s interest therein (including any modifications, renewals or extensions thereof and all amendments thereto).

“Mortgagee” means the party having the benefit of a Mortgage.

“notice” means any and all notices, requests, demands, approvals and consents.

“Operating Expenses” means the total costs and expenses incurred, or sums paid, by Landlord in the ownership, operation, Maintenance and management of the Premises, the Building and the portion of the remainder of the Project allocable to the Building, including, but not limited to: (1) the charges for any utilities paid by Landlord pursuant to the “Utilities” Section of this Lease; (2) Landlord’s cost to Maintain the Premises, the Building and the portion of the remainder of the Project allocable to the Building, as set forth in “Repairs and Maintenance” Section of this Lease, including, but not limited to: (i) the non-structural portions of the improvements and roof; (ii) life safety systems; (iii) utility lines to the point of connection into the Premises or any other tenant’s leased premises; (iv) Systems not exclusively serving the Premises or any other tenant’s leased premises; and (v) the Common Areas, including, if applicable, driveways, sidewalks, parking, loading and landscaped areas, irrigation systems, storm water facilities and detention ponds; (3) Landlord’s costs for snow and ice removal, exterior pest control, exterior window cleaning, and the operation and Maintenance of exterior stair systems and sanitary lift stations; (4) the costs relating to the insurance maintained by Landlord as described in the “Insurance” Section of this Lease, including, without limitation, Landlord’s cost of any deductible or self-insurance retention; (5) costs of capital improvements or capital replacements made to or acquired for the Premises, Building, and the portion of the remainder of the Project allocable to the Building after the Lease Commencement Date, which capital costs, or an allocable portion thereof, shall be amortized over the period determined by Landlord, together with interest on the unamortized balance at 10%; (6) assessments, association fees and all other costs assessed or charged under the CC&Rs, if any, that are attributable to the Premises, the

Building and/or the portion of the remainder of the Project allocable to the Building in connection with any property owners or maintenance association or operator; (7) the cost to service and maintain the HVAC System; (8) the wages, salaries, and benefits of persons (excluding executive personnel of Landlord or manager and personnel to the extent engaged in the development and/or leasing of the Premises, the Building and/or the portion of the remainder of the Project allocable to the Building) who provide management, repair, maintenance or access control, operational support, bookkeeping and accounting, and related services to the Premises, Building, and/or the Project; and (9) the cost of equipment, tools and materials used in connection with any of the foregoing, including accounting and/or property management software licenses. In addition, the Operating Expense to be allocated to Tenant under this Lease shall include a management fee not to exceed 4% of the Base Rent and Additional Rent for the Project to reimburse Landlord for expenses incurred to any third party or affiliate management company and/or for administration of the Project provided by Landlord. Operating Expenses shall not include: (1) repairs to the extent covered by insurance proceeds that are actually received by Landlord, or paid by Tenant or other third parties; (2) alterations solely attributable to tenants of the Project other than Tenant; (3) financing and refinancing costs (except as provided above), interest on debt or amortization payments on any mortgage, or rental under any ground or underlying lease; (4) leasing commissions, advertising expenses, tenant improvements or other costs directly related to the leasing of the Project; (5) the cost to Maintain the structural portions of the roof (i.e., joists and decking) and structural portion of exterior walls as set forth in the “Repair and Maintenance” Section of this Lease; (6) repairs or rebuilding necessitated by condemnation to the extent that Landlord has received condemnation proceeds for such repairs or rebuilding; (7) depreciation of the Building; (7) the salaries and benefits of executive officers of Landlord, if any, and any personnel above the level of property manager; (8) management fees in excess of four percent (4%) of gross receipts for the Project; (9) costs of providing any service to any other tenant of the Building which is not available to Tenant without an additional charge; (10) all legal, architectural, engineering, accounting and other professional fees unrelated to ownership, management, maintenance or operation of the Project; (11) sums paid by Landlord for any indemnity, damages, fines, late charges, penalties or interest for any late payment or to correct violations of building codes or other laws, regulations or ordinances applicable to the Building if such violations exist as of the Lease Commencement Date; (12) costs and expenses of removal or remediation of Hazardous Materials, provided that the costs of removing materials in the ordinary course of maintenance and repairs shall be included, even if such materials contain some level of Hazardous Materials (e.g., removing asphalt in connection with repairs to the driveways); (13) any ground lease rental; (14) the portion of any costs paid by Landlord to its subsidiaries or affiliates for goods and/or services in the Project, to the extent that such payment exceeds the costs of such goods and/or services if rendered by an unaffiliated third parties of similar skill and experience on a competitive basis; (15) any charitable or political contributions; and (16) Landlord’s general corporate overhead and general administrative expenses unrelated to ownership, management, maintenance or operation of the Project. In no event will Landlord be entitled to collect from all tenants of the Project more than one hundred percent (100%) of the total expenses for the calendar year in question. With respect to any Project with multiple buildings, Landlord will apportion among the Building and any other buildings at the Project any of the foregoing expenses not directly related to a particular building at the Project based on the relative rentable square feet of each.

“Proceeding for Debt Relief” means, with respect to Tenant or any guarantor of Tenant’s obligations hereunder, a case, proceeding or other action seeking to have an order for relief entered on its behalf as a debtor or to adjudicate it as bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, liquidation, dissolution or composition of it or its debts or seeking appointment of a receiver, trustee, custodian or other similar official for it or for all or of any substantial part of its property.

“Rent” means Base Rent and all Additional Rent payable under this Lease.

“Rules and Regulations” means the rules and regulations of the Project as reasonably established by Landlord from time to time.

“SNDA” means a subordination, non-disturbance and attornment agreement.

“Systems” means any electrical, mechanical, plumbing, heating, ventilating, air conditioning, sprinkler, life safety or security systems serving the Building or Project.

“Taken” or “Taking” means acquisition by a public authority under governmental law, ordinance, or regulation, or by right of eminent domain, or by private purchase in lieu thereof.

“Taxes” means (a) all taxes, assessments, supplementary taxes, possessory interest taxes, levies, fees, exactions and other governmental charges, together with any interest, charges, and fees in connection therewith, which are assessed, levied, charged, conferred or imposed by any public authority upon the Premises, the Building, the portion of the remainder of the Project allocable to the Building, or any other improvements, fixtures, equipment or other property located at or on the Premises, the Building, or the portion of the remainder of the Project allocable to the Building, any excise, use, margin, transaction, sales or privilege taxes, assessments, levies or charges and other taxes assessed or imposed upon the rents payable to Landlord under this Lease (excluding net income taxes imposed on Landlord unless such net income taxes are in substitution for any Taxes payable hereunder), including but not limited to, gross receipts taxes, assessments for special improvement districts and building improvement districts, governmental charges, fees and assessments for police, fire, traffic mitigation or other governmental service of purported benefit to the Premises, Building, or the portion of the Project allocable to the Building, taxes and assessments levied in substitution or supplementation in whole or in part of any such taxes and assessments and the share of the Premises, Building and portion of the Project allocable to the Building of any real estate taxes and assessments under any reciprocal easement agreement, common area agreement or similar agreement as to the Premises, Building and the portion of the Project allocable to the Building, (b) all personal property taxes for property that is owned by Landlord and used in connection with the operation, maintenance and repair of the Premises, Building or the portion of the Project allocable to the Building, and (c) all costs and fees incurred in connection with seeking reductions in any tax liabilities described in (a) and (b), including, without limitation, any costs incurred by Landlord for compliance, review and appeal of tax liabilities. With respect to any Project with multiple buildings, Landlord will apportion among the Building and any other buildings at the Project any of the foregoing expenses not directly related to a particular building at the Project based on the relative rentable square feet of each.

“Tenant Party” or “Tenant’s Parties” means Tenant’s and Tenant’s affiliates’ employees, agents, customers, visitors, representatives, invitees, licensees, contractors, assignees or subtenants.

“Tenant Portal” means the online tenant portal described in Exhibit D, through which Landlord can deliver notices and communicate with Tenant, and Tenant can fulfill certain of its obligations under this Lease.

“Tenant’s Property” means all fixtures, furniture, equipment (including any racking and/or telecommunications, data and/or security equipment), merchandise, inventory, and all other personal property and other contents contained within the Premises whether installed in, or brought upon, the Premises by Tenant, a Tenant Party or Tenant’s assignees, subtenants or occupants.

“Term” means the period commencing on the Lease Commencement Date and ending on the Lease Expiration Date.

“Transfer” means (i) any assignment, transfer, pledge or other encumbrance of all or a portion of Tenant’s interest in this Lease, or (ii) any sublease, license or concession of all or a portion of Tenant’s interest in the Premises. If the entity(ies) which directly or indirectly controls the voting shares/rights of Tenant (other than through the ownership of voting securities listed on a recognized securities exchange) changes at any time, such change of ownership or control shall constitute a Transfer.

“Use” means having a right to possess, use, or occupy the Premises.

EXHIBIT B

PREMISES

The Premises occupy the space between the walls, and floor and ceiling, of the Building, as depicted below.

Tenant has right to the following use of Common Areas: up to 95 vehicular parking spaces, on a non-reserved basis, in the parking areas to the extent specifically set forth in this Lease and reasonable use of the driveways, sidewalks, and loading areas to gain access to the Premises, and the landscaped areas of the Project, subject to the Rules and Regulations set forth by Landlord from time to time.

Unless otherwise noted, Tenant’s right to use of Common Areas (a) is not exclusive and (b) shall be at all times subject to Landlord’s policies.

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EXHIBIT C

RULES AND REGULATIONS

Capitalized terms used but not defined herein shall have the meanings given in Tenant’s Lease.

1.          Tenant will use the Premises in a careful, safe and proper manner and will not commit waste, overload the floor or structure or otherwise damage the Premises or Building. Tenant shall not permit any objectionable or unpleasant odors, smoke, dust, gas, noise, or vibrations to emanate from the Premises, or take any other action that would constitute a nuisance or would disturb, unreasonably interfere with, or endanger Landlord, Landlord’s performance of its obligations under the Lease or other leases with other tenants, or other tenants in the Building or Project. Tenant shall occupy the Premises in compliance with all Applicable Laws for the Premises or Project.

2.          Tenant shall not impair in any way the fire safety system and shall comply with all safety, fire protection and evacuation procedures and regulations established by Landlord, any governmental agency or any insurance company insuring the Project, including without limitation the insurer’s fire protection impairment procedures. No person shall go on the roof without Landlord’s prior written permission.

3.          Skylights, windows, doors and transoms shall not be covered or obstructed by Tenant, and Tenant shall not install any window covering which would affect the exterior appearance of the Building.

4.          No antenna, aerial, discs, dishes or other such device shall be erected on the roof or exterior walls of the Premises, or on the grounds, without the written consent of the Landlord in each instance. Any device so installed without such written consent shall be subject to removal by Tenant, at Tenant’s sole cost and expense, without notice at any time. Tenant, at its sole cost and expense, shall repair any damage resulting from such removal and shall restore the Project to good order and condition.

5.          No loud speakers, televisions, phonographs, radios or other devices shall be used in a manner so as to be heard or seen outside of the Premises without the prior written consent of the Landlord.

6.          The outside areas immediately adjoining the Premises shall be kept clean and free from dirt and rubbish by the Tenant, including Tenant inventory, to the satisfaction of Landlord, and Tenant shall not place or permit any obstruction or materials in such areas or permit any work to be performed outside the Premises.

7.          No open storage or auctions shall be permitted in the Project.

8.          All garbage and refuse shall be placed in containers placed at the location designated for refuse collection, in the manner specified by Landlord. If Landlord consents to Tenant placing other containers, storage devices, construction dumpsters or similar vessels in the Project, Tenant must place plywood or other protective material under such items to protect the pavement or asphalt.

9.          Tenant shall not disturb, solicit, or canvass any occupant of the Building and shall cooperate to prevent same.

10.        Neither Tenant nor its agents, employees, contractors, guests or invitees shall smoke or permit smoking in the Common Areas, unless a portion of the Common Areas have been declared a designated smoking area by Landlord, nor shall the above parties allow smoke from the Premises to emanate into the Common Areas or any other part of the Project. Landlord shall have the right to designate the Project or Building (including the Premises) as a non-smoking building.

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11.        Unless otherwise directed by Landlord, Tenant shall have the right to park in common with other tenants of the Project in those areas designated by Landlord for non-reserved parking. Tenant shall comply with all parking regulations promulgated by Landlord from time to time for the orderly use of the vehicle parking area. Tenant agrees not to overburden the parking facilities and agrees to cooperate with Landlord and other tenants in the use of parking facilities. Landlord shall not be responsible for enforcing Tenant’s parking rights against any third parties. The parking spaces shall be used for parking by vehicles no larger than full-size passenger automobiles, SUVs or pick-up trucks (“Permitted Size Vehicles”). No vehicle or equipment shall remain upon the Common Area longer than 72 hours. Parked vehicles shall not be used for vending or any other business or other activity while parked in the parking areas. Tenant may store overnight in the normal course of its business one operative tractor/trailer or truck for each dock high loading position exclusive to the Premises, if any, provided this overnight storage does not interfere with other tenant’s use of the Building or Project. Vehicles other than Permitted Size Vehicles shall otherwise be parked and loaded or unloaded as directed by Landlord. Tenant shall not permit or allow any vehicles that belong to or are controlled by Tenant or Tenant’s employees, suppliers, shippers, customers, contractors or invitees to be loaded, unloaded, or parked in areas other than those designated by Landlord for such activities. If Tenant permits or allows any of the prohibited activities described in this Section, then Landlord shall have the right, without notice, in addition to such other rights and remedies that it may have, to remove or tow away the vehicle involved and charge the cost to Tenant, which cost shall be immediately payable upon demand by Landlord. No vehicle or equipment of any kind shall be dismantled or repaired or serviced on the Common Area. All vehicles entering or parking in the parking areas shall do so at owner’s sole risk and Landlord assumes no responsibility for any damage, destruction, vandalism or theft.

12.        Tenant shall not use or keep on the Project or Premises (i) any matter having an offensive odor or which may negatively affect the indoor air quality of the Building, (ii) any explosive or highly flammable material (including any fuel source not provided by Landlord), or (iii) any form of hemp or marijuana or ingredient thereof (e.g., THC or CBD) or any product containing same; nor shall any animals other than handicap assistance dogs in the company of their handlers be brought into or kept in or about the Project.

13.        Tenant assumes all responsibility for protecting the Premises from theft and vandalism; provided, however, Tenant shall not install additional locks upon any door of the Premises or permit any duplicate keys to be made, or retain any keys upon the Lease Expiration Date.

14.        Tenant shall cause all Tenant Parties to comply with these Rules and Regulations.

15.        Landlord shall not be responsible or liable to Tenant for the non-performance of any other tenant or occupant of the Building or Project of the Rules and Regulations or for any interference or disturbance of Tenant by any other tenant or occupant.

16.        Landlord reserves the right to make such amendments to these Rules and Regulations from time to time that are not inconsistent with the Lease.

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EXHIBIT D

PAYMENT INSTRUCTIONS AND TENANT PORTAL

Tenant must before, or promptly after, the Lease Commencement Date register with the Tenant Portal as indicated below. Tenant hereby consents to receive any written or other notice under this Lease through the Tenant Portal.

Tenant agrees to make any payments required under this Lease by one of the following methodologies:

1.          Through the Tenant Portal, as described below.

2.          By wire.

3.          By check.

4.          By ACH.

Landlord will provide Yardi enrollment instructions, address for payment of Rent by check, and wire instructions for payment of Rent by wire in a separate “welcome package” or other communication.

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EXHIBIT E

MINIMUM SERVICE CONTRACT REQUIREMENTS

Service Contract. The Service Contract for the HVAC System required under the Lease must become effective within 30 days of Tenant’s occupancy of the Premises, and service visits must be performed on at least a quarterly basis unless otherwise agreed in writing by Landlord. The maintenance contract must include the following services:

1.          Adjust belt tension;

2.          Lubricate all moving parts, as necessary;

3.          Inspect and adjust all temperature and safety controls;

4.          Check refrigeration system for leaks and operation;

5.          Check refrigeration system for moisture;

6.          Inspect compressor oil level and crank case heaters;

7.          Check head pressure, suction pressure and oil pressure;

8.          Inspect air filters and replace when necessary;

9.          Check space conditions;

10.        Check condensate drains and drain pans and clean, if necessary;

11.        Inspect and adjust all valves;

12.        Check and adjust dampers; and

13.        Run machine through complete cycle.

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EXHIBIT F

MOVE OUT CONDITIONS

Notwithstanding anything to the contrary in this Lease, Tenant is obligated to check and address prior to move-out of the Premises the following items. The following list is designed to assist Tenant in the move-out procedures but is not intended to be all inclusive.

1.          All lighting is to be placed into good working order, including, without limitation, replacement of bulbs, ballasts and lenses consistent with existing lighting, as needed.

2.          All truck doors, dock levelers and pedestrian doors, are to be serviced and placed in good operating order. This includes the necessary replacement of any dented truck door panels and adjustment of door tension to insure proper operation. All door panels which are replaced are to be painted to match the Building standard.

3.          All columns in the Premises are to be inspected for damage and Tenant shall be responsible for repairs to such structural columns resulting from damage caused by or attributable to Tenant and/or Tenant’s Parties.

4.          HVAC Systems, including without limitation, warehouse heaters, industrial fans, exhaust and ventilation systems, air rotation units, and infrared tube heaters (if applicable), are to be placed in good working order, including the necessary replacement of any parts to return the HVAC System to a well-maintained condition. Upon move-out, Landlord will have an exit inspection performed by a certified mechanical contractor to determine the condition of the HVAC System.

5.          All holes in the sheetrock walls of the Premises are to be repaired/painted prior to move-out, and all striping and markings on floor (including the warehouse floor) are to be removed in their entirety in a manner so as not to detrimentally affect the slab, which such removal methods and/or processes shall be subject to Landlord’s prior approval thereof.

6.          The carpets and tiles are to be in a clean condition and not have any holes or chips in them. Landlord will accept reasonable wear and tear on these items provided they appear to be in a maintained condition.

7.          The Premises is to be returned in a clean condition, including the cleaning of the offices, coffee bar, restroom areas, windows and other portions of the Premises.

8.          The warehouse area of the Premises is to be in broom clean condition, free of debris and cobwebs, with all inventory and racking removed. There are to be no protrusion of anchors or bolts from the warehouse floor. All bolts, anchors or other devices used to attach or affix Tenant’s trade fixtures are to be removed, subject to Landlord’s prior written approval. If machinery/equipment is removed, the electrical lines are to be properly terminated at the nearest junction box.

9.          All exterior windows with cracks or breakage are to be replaced, and all damaged window mullions are to be repaired or replaced, as necessary.

10.        Tenant shall provide to Landlord the keys and passcodes for all locks on the Premises, including front doors, rear doors, and interior doors.

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11.        Except as otherwise agreed to in writing, it is expressly agreed that any and all telephonic, coaxial, ethernet, or other data, computer, word-processing, facsimile, cabling, or electronic wiring installed by Tenant in, on or about the Premises, including all lines above the office ceiling (collectively, “Wiring”) is to be removed in its entirety, at Tenant’s sole cost and expense. Tenant shall be responsible for any and all damages to the Premises caused by such removal.

12.        All electrical systems are to be left in a safe condition that conforms to Applicable Laws. Bare wires and dangerous installations are to be corrected prior to move-out.

13.        All plumbing fixtures are to be in good working order, including the water heater. Faucets and toilets are to be leak-free. Any sump pumps in the truck well shall be free of debris and operational.

14.        All dock bumpers must be left in place and well secured.

15.         All Tenant exterior and interior signs shall be removed and at a minimum, the wall surface shall be restored and painted to match the existing color, it being expressly understood that Tenant shall be responsible for any and all damages to the Premises, the Building or the Project caused by such signage removal.

16.         All waste containers placed in or about the Premises or the Project by Tenant (including in the dock areas of the Premises) shall be removed and the areas related thereto returned in a clean and sanitary condition, free of debris.

17.        Any and all roof penetrations caused by Tenant or any Tenant Party shall be resealed in a watertight condition.

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EXHIBIT G

STATE LAW ADDENDUM

ISRA Compliance. (a) Tenant shall, at Tenant’s sole cost and expense, comply with the Industrial Site Recovery Act (N.J.S.A. 13:lK-6 et seq.), the regulations promulgated thereunder and any amending and successor legislation and regulations (collectively, “ISRA”). Tenant shall, at Tenant’s sole cost and expense, make all submissions to, provide all information to, and comply with all requirements of the·LSRP and the New Jersey Department of Environmental Protection or its successor (the “NJDEP”), as appropriate. Tenant’s obligations under this Exhibit G shall arise if there is a closing of operations, a transfer of ownership or operations, or a change in ownership at or affecting the Premises as defined in ISRA, whether triggered by Landlord or Tenant. Provided this Lease is not previously canceled or terminated by either party or by operation of law, Tenant shall commence any required submission to the NJDEP in anticipation of the end of the Term no later than one year prior to the expiration date of this Lease.

(b)        For purposes of this Lease, “Environmental Documents” means, collectively, all environmental documentation concerning the Premises and soil and groundwater under or proximate to the Premises or any contaminant plume arising from the Premises, including, without limitation, all sampling plans, clean-up plans, Preliminary Assessment Reports, Site Investigation Workplans and Reports, Remedial Investigation Workplans and Reports, Remedial Action Workplans and Reports (all as defined in the Technical Requirements) or the equivalent, sampling results, sampling result reports, data, diagrams, charts, maps, analyses, conclusions, quality assurance/quality control documentation, correspondence to or from NJDJEP or any other municipal, county, state or federal governmental authority, submissions to NJDEP or any other municipal, county, state or federal governmental authority and directives, orders, approvals and disapprovals issued by NJDEP or any other municipal, county, state or federal governmental authority. During the Term and thereafter promptly after receipt by Tenant or Tenant’s representatives, Tenant shall deliver to Landlord all Environmental Documents concerning or generated by or on behalf of Tenant, whether currently or hereafter existing. Tenant shall notify Landlord in advance of all meetings scheduled between Tenant or Tenant’s representatives and NJDEP or any other environmental authority relating to Tenant’s obligations under this Exhibit G, and Landlord and Landlord’s representatives shall have the right, without the obligation, to attend and participate in all such meetings.

(c)        At no expense to Landlord, upon any ISRA triggering event, Tenant shall promptly prepare and submit to NJDEP all applications and related forms and documentation which support any applicable ISRA exemption and provide copies thereof to Landlord.

(d)        Should Tenant’s operations at the Premises be outside of those industrial operations covered by ISRA, Tenant shall, at Tenant’s sole cost and expense, submit to Landlord an opinion of counsel certifying the non-applicability of ISRA. Landlord retains the right to require Tenant to perform a Preliminary Assessment prior to the expiration date of this Lease. Should the Preliminary Assessment identify conditions that warrant further investigation, in Landlord’s opinion, Tenant shall hire a LSRP and consultant satisfactory to Landlord to undertake sampling at the Premises sufficient to determine whether Hazardous Materials exist or have been spilled, discharged or placed in, on, under or about the Premises during the Term. Tenant’s sampling shall also establish the integrity of all underground storage tanks at the Premises, if any. Should the sampling reveal any spill, discharge or placing of Hazardous Materials in, on, under or about the Premises by any person or entity other than Landlord or Landlord’s agents, then

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and in such event, Tenant shall, at Tenant’s expense, prior to the expiration or earlier termination of the Term, promptly remediate the Premises in accordance with the terms and conditions of Section 15 of the Lease and this Exhibit G and to the satisfaction of Landlord and NJDEP.

(e)        Should a Remedial Action Workplan be prepared and the remedial action described therein be undertaken because Hazardous Materials exist in concentrations which exceed any applicable threshold or limit in, on, under or about the Premises unless caused by Landlord or Landlord’s agents, employees or contactors), Tenant shall, at Tenant’s sole cost and expense, establish, as and when required, a remediation funding source. Tenant shall promptly implement the Remedial Action Workplan to the satisfaction of the LSRP, Landlord and, if required, NJDEP. In no event shall Tenant’s remedial action involve engineering or institutional controls, including, without limitation, capping, deed notice, declaration of restriction or other institutional control notice pursuant to P.L. 1993, c.139, and Tenant’s remedial action shall meet the most stringent NJDEP remediation standards for soil, surface water and groundwater. Promptly upon completion of all required investigatory and remedial activities, Tenant shall restore the affected areas of the Premises from any damage or condition caused by the work, including, without limitation, pursuant to applicable Environmental Requirements, the closing of any wells installed at the Premises and obtain a Response Action Outcome (“RAO”) from the LSRP or No Further Action Letter from NJDEP, whichever is applicable.

(f)        If Tenant fails to submit to Landlord any of the following (any or all of such items described in clauses (i) through (iv) being sometimes hereinafter referred to as an “ISRA Clearance”): (i) a legal opinion of non-applicability as set forth in subparagraph (d) above; (ii) NJDEP approval of an applicable ISRA exemption; (iii) an unconditional sitewide RAO; or (iv) a No Further Action Letter/Covenant Not To Sue Letter from NJDEP; or fails to remediate the Premises pursuant to subsection (e) above prior to the expiration or earlier termination of the Lease, then upon the expiration or earlier termination of the Lease, Landlord shall have the option either to consider this Lease as having ended or to treat Tenant as a holdover tenant in possession of the Premises pursuant to Section 23 of this Lease. If Landlord considers this Lease as having ended, then Tenant shall nevertheless be obligated to promptly obtain ISRA Clearance or fulfill the obligations set forth in subsection (e) above, as the case may be, and shall execute a site access agreement acceptable to the Landlord and provide any insurance or other assurances required therein. Tenant shall remain responsible to address, at Tenant’s sole cost and expanse, any comments or requirements of NJDEP arising from an audit of the RAO or any document submitted by Tenant’s LSRP.

(g)        Notwithstanding anything to the contrary set forth in this Lease, the Permitted Use shall be limited to operations having the following NAICS numbers: 339999. Except if and to the extent Tenant obtains Landlord’s prior written consent thereto (which prior written consent of Landlord may be withheld by Landlord in Landlord’s sole and absolute discretion) and Landlord and Tenant execute and deliver such amendments to this Lease relating thereto as shall be deemed necessary, in form and substance and in all other respects by Landlord, in Landlord’s sole and absolute discretion, Tenant shall make no use of the Premises other than for the Permitted Use and as prescribed by this subparagraph (g). Tenant’s obligations contained in this Lease shall survive the expiration or earlier termination of this Lease. Tenant’s failure to abide by the terms of this Exhibit G shall be restrainable by injunction.

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EXHIBIT H

LANDLORD WORK

Landlord shall perform the following work in the Premises, at no additional cost to Tenant, using Building standard methods, materials and finishes (collectively, the “Landlord Work”): perform the work necessary to place the Premises in a broom clean condition, and place all mechanical equipment, loading doors, HVAC units, and lighting fixtures serving the Premises in good working order, failing which, Landlord shall, as Tenant’s sole and exclusive remedy, cause the same to be in such condition at no additional cost to Tenant. In addition, if any HVAC units serving the Premises require repairs or replacements during the first twelve (12) months of the initial Term (the “HVAC Warranty Period”), excluding any repairs or replacements necessitated by any negligent action or inaction of Tenant or a Tenant Party, Landlord shall make such required repairs or replacements to such items during such period, at no additional cost to Tenant. Tenant acknowledges that the Landlord Work may be performed by Landlord, in the Premises during normal business hours both prior and subsequent to the Lease Commencement Date. Landlord and Tenant agree to cooperate with each other in order to enable the Landlord Work to be performed in a timely manner and with as little inconvenience to the performance of the Tenant Work and the operation of Tenant’s business as is reasonably possible. Tenant acknowledges and agrees that it will be responsible, at its sole cost, for moving and protecting its furniture, fixtures, equipment and other personal property as may be necessary in connection with the performance of the Landlord Work, and Tenant shall coordinate the same with the contractor performing the Landlord Work. Notwithstanding anything contained herein or in the Lease to the contrary, Landlord shall not be obligated to perform the Landlord Work during the continuance of an uncured default by Tenant under the Lease, and any delay in the completion of the Landlord Work or inconvenience suffered by Tenant during the performance of the Landlord Work shall not delay the Lease Commencement Date nor shall it subject Landlord to any liability for any loss or damage resulting therefrom or entitle Tenant to any credit, abatement or adjustment of Rent or other sums payable under the Lease.

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EXHIBIT I

TENANT WORK

1.          Tenant Work; Completion by Tenant; Allowance.

(a)        Tenant and its contractor(s), at Tenant’s sole cost and expense, shall complete improvements to the Premises in accordance with plans therefor, which are subject to Landlord’s approval, such approval not to be unreasonably withheld, delayed or conditioned, and subject to Tenant’s compliance with the “Alterations; Liens” Section of the Lease (the “Tenant Work”). The Tenant Work shall constitute Alterations for all purposes under the Lease, and Tenant shall comply with the terms of the “Alterations; Liens” Section of the Lease in performing the Tenant Work. Any approval by Landlord of the Tenant Work or the plans therefor shall not be a representation or warranty of Landlord that the Tenant Work or such plans are adequate for any use or comply with applicable insurance requirements, but shall merely be the consent of Landlord thereto. Tenant shall be responsible for all elements of the design of the Tenant Work (including without limitation, compliance with law, functionality of design, the structural integrity of the design, the configuration of the Premises and the placement of the Tenant’s Property). Tenant Work shall be performed in such a manner as to minimize any interference with other tenants of the Project. Tenant shall expeditiously, diligently and in good faith use its best efforts to cause the Tenant Work to be commenced promptly after the date of the Lease and to be completed promptly after the commencement thereof. Any warranties from Tenant’s contractor(s) shall be for the benefit of Landlord as well as Tenant and Tenant shall deliver such warranties to Landlord upon receipt.

(b)        Provided Tenant is not then in default under the Lease, within 30 days after the later of (a) the Lease Commencement Date, or (b) the date of Landlord’s receipt of all of the Tenant Deliverables (as herein defined), Landlord shall reimburse Tenant for the cost therefor in an amount (the “Allowance”) equal to the lesser of (i) $219,875.00, or (ii) the reasonable, documented and out-of-pocket costs actually incurred by Tenant in connection with the construction of the Tenant Work (the “Tenant’s Cost”), provided Landlord will not reimburse for any furniture, equipment, phone or data cabling, security systems, moving costs, or other personal property. For purposes hereof, the “Tenant Deliverables” shall mean: (1) bona fide, third party invoices for the actual, out-of-pocket costs of constructing the Tenant Work; (2) full and final waivers of lien from all persons performing work or supplying or fabricating materials in connection with the Tenant Work fully executed and in recordable form; and (3) as-built plans of the Tenant Work. Landlord shall have no further obligations to pay for any costs incurred in connection with the Tenant Work. No reimbursement of the Allowance (hereinafter defined) shall be made by Landlord until Tenant has first paid to, as applicable, the general contractor, architects, engineers, and other consultants, from Tenant’s own funds (and provided reasonable evidence thereof to Landlord) the anticipated amount by which the Tenant’s Cost exceeds the amount of the Allowance. Notwithstanding the foregoing, if, on or before February 28, 2023, all Tenant Deliverables have not been submitted to Landlord then this subsection (b) shall be deemed terminated and of no further force or effect and Landlord shall have no obligation to reimburse Tenant as set forth herein.

(c)        Tenant agrees to accept the Premises in its “as-is” condition and configuration, it being agreed that Landlord shall not be required to perform any work or incur any costs in connection with the construction or demolition of any improvements in the Premises, other than the Landlord Work as set forth in Exhibit H above and the payment of the Allowance subject to the conditions set forth above

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EXHIBIT J

OPTION TO RENEW

1.          Option to Renew.

(a)        Provided that there then exists no Event of Default by Tenant under the Lease, nor any event that with the giving of notice and/or the passage of time would constitute an Event of Default, and that Tenant is the sole occupant of the Premises, Tenant shall have the right and option (the “Extension Option”) to extend the Term of this Lease for one additional period of sixty (60) months (the “Extension Period”), exercisable by giving Landlord prior written notice, no later than that date that is nine (9) months prior to the Lease Expiration Date, and no earlier than the date that is twelve (12) months prior to the Lease Expiration Date, of Tenant’s election to extend the Term; it being agreed that time is of the essence and that this option is personal to Tenant and is non-transferable to any assignee or sublessee other than to a Tenant Affiliate (regardless of whether any such assignment or sublease was made with or without Landlord’s consent) or other party. In the event a Tenant Affiliate assignee exercises an Extension Option set forth herein, Tenant shall remain liable under the Lease for all of the obligations of the tenant hereunder during such Extension Period, whether or not Tenant has consented to or is notified of such renewal and Landlord shall have no obligation to obtain the consent of Tenant or to notify Tenant of such renewal.

(b)        Such Extension Period shall be under the same terms and conditions as provided in the Lease except as follows:

(i)         the Extension Period shall begin on the day after the initial Lease Expiration Date and thereafter the Lease Expiration Date shall be deemed to be the last day of the Extension Period;

(ii)        there shall be no further options to extend other than as set forth in paragraph (a) above; and

(iii)       the Base Rent for the first year of the Extension Period shall be equal to the fair market rental value of the Premises (the “FMR”) as of the date the Tenant exercises its Extension Option.

(iv)       the Base Rent for each year after the first year of the Extension Period shall be equal to the Base Rent payable during the preceding year, increased in accordance with the increases assumed in determination of the FMR.

(v)        For avoidance of doubt, Landlord may update and charge Estimated Expenses as provided for in the Lease.

(c)        In determining the FMR, Landlord shall take into account and make appropriate adjustments to reflect current market terms, conditions and concessions for similar renewal transactions in similar industrial buildings that are then generally available in the market where the Premises are located, including any other renewal transactions (and taking into account whether such terms, conditions and concessions are being made available by Landlord) as of the date Tenant exercises its Extension Option. Landlord can decide not to calculate the FMR, in which case the Base Rent for the first year of the Extension Period shall be equal to the Base Rent payable in the immediately preceding Lease Year increased by 3% per annum. In the alternative, within 15 days after Landlord receives notice of Tenant’s exercise of the Extension Option, Landlord will give notice to Tenant (the “FMR Notice”) of Landlord’s opinion of the FMR and comparing the FMR to the Base Rent payable in the immediately preceding Lease Year. If Tenant does not respond to the FMR Notice within 15 days after delivery, Landlord’s

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opinion of the FMR shall be deemed accepted as the Base Rent due for the first year of the Additional Period. If, during such 15-day period, Tenant gives Landlord notice that Tenant contests Landlord’s determination of the FMR (an “Objection Notice”), which notice must contain therein Tenant’s opinion of the FMR, the parties will attempt to arrive at a mutually agreeable FMR. If, within 15 days after Landlord’s receipt of the Objection Notice the parties have not agreed on the FMR, Tenant, by written notice to Landlord (the “Arbitration Notice”) within 10 days after the expiration of such 15 day period, shall have the right to have the FMR determined in accordance with the arbitration procedures described in paragraph (d) below. If the parties have not agreed on the FMR within such 15 day period and Tenant fails to timely exercise its right to arbitrate, then Tenant’s option to extend the Term of the Lease shall be deemed not to have been exercised, and, thereafter, shall be void.

(d)        If Tenant timely provides Landlord with an Arbitration Notice, Landlord and Tenant, within 10 days after Landlord’s receipt of the Arbitration Notice, shall each simultaneously submit to the other its good faith estimate of the FMR for the Premises during the Extension Period (collectively referred to as the “Estimates”) and shall each select a broker (hereinafter, a “broker”) to determine which of the two Estimates most closely reflects the FMR for the Premises during the Extension Period. Each broker so selected shall (i) be a licensed commercial real estate broker and (ii) have not less than 10 years’ experience in the field of commercial brokerage in connection with buildings comparable to the Building in area in which the Project is located. Upon selection, Landlord’s and Tenant’s brokers shall work together in good faith to agree upon which of the two Estimates most closely reflects the FMR for the Premises during the Extension Period. The Estimate chosen by such brokers shall be binding on both Landlord and Tenant as the Base Rent rate for the Premises during the Extension Period. If either Landlord or Tenant fails to appoint a broker within the 10 day period referred to above, the broker appointed by the other party shall be the sole broker for the purposes hereof. If the two brokers cannot agree upon which of the two Estimates most closely reflects the FMR within 30 days after their appointment, then, within 10 days after the expiration of such 30 day period, the two brokers shall select a third broker meeting the aforementioned criteria. Once the third broker (i.e. arbitrator) has been selected as provided for above, then, as soon thereafter as practicable but in any case within 14 days, the arbitrator shall make his or her determination of which of the two Estimates most closely reflects the FMR and such Estimate shall be binding on both Landlord and Tenant as the Base Rent rate for the Premises during the Extension Period. The parties shall share equally in the costs of the arbitrator. Any fees of any broker, counsel or experts engaged directly by Landlord or Tenant shall be borne by the party retaining such broker, counsel or expert.

(e)        Landlord may request to amend the Lease to reflect the extension of the Lease as described in this Exhibit.

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